UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.)

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☒	Definitive Proxy Statement
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☐	Soliciting Material Pursuant to §240.14a-12

CFS BANCORP, INC.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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CFS BANCORP, INC.
707 Ridge Road
Munster, Indiana 46321
(219) 836-5500

March 16, 2009

Dear Shareholder:

In connection with the 2009 Annual Meeting of Shareholders of CFS Bancorp, Inc. (the Company), we have enclosed the following materials:

•	The Notice of the 2009 Annual Meeting of Shareholders of the Company;

•	The Proxy Statement for the 2009 Annual Meeting of Shareholders of the Company;

•	The Form of Proxy; and

•	The Company’s Annual Report on Form 10-K, as amended, for the fiscal year ended December 31, 2008.

These materials contain important information about the Company and describe the matters to be considered by shareholders at the meeting.  We urge you to read these materials carefully.

                                                                                                                                                        Best regards,

    Thomas F. Prisby
    Chairman of the Board and
    Chief Executive Officer

CFS BANCORP, INC.
707 Ridge Road
Munster, Indiana 46321
(219) 836-5500

March 16, 2009

Dear Shareholder:

You are cordially invited to attend the Annual Meeting of Shareholders of CFS Bancorp, Inc. The meeting will be held at the Center for Visual and Performing Arts located at 1040 Ridge Road, Munster, Indiana on Tuesday, April 28, 2009 at 10:00 a.m., Central Time. The matters to be considered by shareholders at the meeting are described in the accompanying materials.

It is very important that you be represented at the meeting regardless of the number of shares you own or whether you are able to attend the meeting in person. We urge you to vote today via the Internet, by telephone or by completing, signing and dating your proxy card and returning it in the envelope provided even if you plan to attend the meeting. This will not prevent you from voting in person but will ensure that your vote is counted in the event you are unable to attend.

Your continued support of and interest in CFS Bancorp, Inc. are sincerely appreciated.

                                                                     Best regards,

Thomas F. Prisby
Chairman of the Board and
Chief Executive Officer

CFS BANCORP, INC.
707 Ridge Road • Munster, Indiana 46321
________________________

NOTICE OF THE 2009 ANNUAL MEETING OF SHAREHOLDERS
OF CFS BANCORP, INC.
________________________

Date:	Tuesday, April 28, 2009

Time:	10:00 a.m., Central Time

Place:	Center for Visual and Performing Arts 1040 Ridge Road Munster, Indiana 46321

Purposes:	1. To elect one director nominee for a three-year term expiring in 2012 and until his successor is elected and qualified;

2. To ratify the appointment of BKD, LLP as the independent registered public accounting firm for CFS Bancorp, Inc. for the year ending December 31, 2009; and

3. To transact such other business that may properly come before the meeting and any adjournment thereof.

Who Can Vote:	Shareholders at the close of business on March 6, 2009 are entitled to the notice of and to vote at the meeting.

How You Can Vote:
You may vote in person or by proxy.  Whether or not you plan to attend the meeting, you are urged to vote your shares via the Internet, by telephone or by completing, signing and dating the enclosed proxy card and returning it as soon as possible using the enclosed envelope.

By Order of the Board of Directors,

Monica F. Sullivan
Vice President - Corporate Secretary

Munster, Indiana
March 16, 2009

Your Vote Is Important. Whether you own one share or many, your prompt cooperation in voting your proxy is greatly appreciated. Please vote your shares via the Internet, by telephone or by completing, signing, dating and returning the executed enclosed proxy card in the envelope provided.

Important Notice Regarding the Availability of Proxy Materials for the Shareholder Meeting to be Held on April 28, 2009.  This proxy statement and our annual report on Form 10-K for the fiscal year ended December 31, 2008, together with the accompanying form of proxy, are available at www.proxyvote.com.

TABLE OF CONTENTS

CFS BANCORP, INC.
____________________

PROXY STATEMENT
____________________

ANNUAL MEETING OF SHAREHOLDERS

April 28, 2009

VOTING AND RELATED MATTERS

This proxy statement contains information regarding the 2009 annual meeting of shareholders of CFS Bancorp, Inc. (Company or CFS) to be held at the Center for Visual and Performing Arts located at 1040 Ridge Road, Munster, Indiana on Tuesday, April 28, 2009 at 10:00 a.m., Central Time. The enclosed proxy is being solicited by our board of directors.

Why am I receiving this proxy statement?

You are receiving a proxy statement because you owned shares of CFS common stock on March 6, 2009, which is the date that our board of directors has fixed as the record date (Record Date) for determining shareholders entitled to notice of and to vote at our annual meeting and any adjournment or postponement of the meeting.  This proxy statement describes the matters on which we would like you to vote and provides information so that you can make an informed decision. The notice of annual meeting, proxy statement and proxy card are being mailed to shareholders on or about March 16, 2009.

What will I be voting on?

•	Election of one director for a term of three years (see Election of Director).

•	Ratification of the independent registered public accounting firm (see Ratification of the Independent Registered Public Accounting Firm).

How do I vote?

You can vote either in person at the meeting or by proxy without attending the meeting. We urge you to vote by proxy even if you plan to attend the meeting so that we will know as soon as possible that enough votes will be present for us to hold the meeting. If you attend the meeting in person, you may vote at the meeting and your proxy will not be counted. Shareholders can vote via the Internet or the telephone by following the instructions enclosed on the proxy card or through the return of the proxy card. The Internet and telephone voting procedures are designed to authenticate shareholders by the use of a control number and allows shareholders the opportunity to confirm that their instructions have been properly recorded.

If you hold your shares in “street name,” please refer to the voting information forwarded by your bank, broker or other holder of record to see which options are available to you.

The Internet and telephone voting facilities for registered shareholders will close at 11:59 p.m., Eastern Time on April 27, 2009.

If you hold shares through our Employee Stock Ownership Plan (ESOP) or our 401(k) plan, your vote must be received by April 24, 2009.  If your vote is not received by this date, the plans’ trustees will vote your shares in the plans in the same proportion as shares actually voted for proxies received by this date.

Can I change my vote?

Yes. At any time before your proxy is voted, you may change your vote by:

•	revoking it in writing by sending it to our Corporate Secretary at 707 Ridge Road, Munster, Indiana 46321;

•	delivering a later-dated proxy (including an Internet or telephone vote); or

•	voting in person at the meeting.

If you hold your shares in “street name,” please refer to the information forwarded by your bank, broker or other holder of record for procedures on revoking or changing your proxy.

How many votes do I have?

You will have one vote for every share of CFS common stock that you owned on March 6, 2009.

How many shares are entitled to vote?

There were 10,591,680 shares of CFS common stock outstanding and entitled to vote at the meeting as of March 6, 2009. Each share is entitled to one vote. There is no cumulative voting.

How many votes must be present to hold the meeting?

Under our by-laws, a majority of the votes that can be cast must be present, in person or by proxy, for there to be a quorum to hold the meeting.

How many votes are needed for the proposals to pass?

•	The nominee for director will be elected by a plurality of the votes cast at the meeting.

•	The affirmative vote of a majority of the shares present in person or by proxy must be cast in favor of the ratification of the appointment of the independent registered public accounting firm.

What are the board of directors’ recommendations on how I should vote my shares?

The board of directors recommends that you vote your shares as follows:

Proposal 1 —	FOR the election of the director nominee for a three-year term.

Proposal 2 —	FOR the ratification of the independent registered public accounting firm.

What are my choices when voting?

Proposal 1 —	You may cast your vote in favor of electing the nominee as a director or withhold your vote on the nominee.

Proposal 2 —	You may cast your vote in favor of or against the proposal, or you may elect to abstain from voting your shares.

How would my shares be voted if I do not specify how they should be voted?

If you sign and return your proxy card without indicating how you want your shares to be voted, the board of directors will vote your shares as follows:

Proposal 1 —	FOR the election of the director nominee.

Proposal 2 —	FOR the ratification of the independent registered public accounting firm.

What if I vote “abstain?”

A vote to “abstain” on the election of the director will have no effect on the outcome. A vote to “abstain” on the other proposal will have the effect of a vote against the proposal. If you vote “abstain,” your shares will be counted as present for purposes of determining whether enough votes are present to hold the annual meeting.

What if I do not return my proxy card and do not attend the annual meeting?

If you are a holder of record (that is, your shares are registered in your own name with our transfer agent) and you do not vote your shares, your shares will not be voted. If you hold your shares in “street name” and you do not give your bank, broker or other holder of record specific voting instructions for your shares, your record holder can vote your shares on routine matters such as the election of the director and the ratification of the independent registered public accounting firm.  Your record holder cannot vote on non-routine matters.

If you do not give your record holder specific voting instructions and your record holder does not vote, the votes will be “broker non-votes.”  “Broker non-votes” will have no effect on the vote for the election of the director and the other proposal. “Broker non-votes” will be counted as present for purposes of determining whether enough votes are present to hold the meeting.

What happens if the nominee for director declines or is unable to accept election?

If you vote by proxy, and if unforeseen circumstances make it necessary for the board of directors to substitute another person for a nominee, we will vote your shares for that other person.

Who pays for the proxy solicitation cost?

We pay the cost of the meeting and of soliciting proxies. In addition to soliciting proxies by mail, we have made arrangements with brokers, banks and other holders of record to send proxy materials to you, and we will reimburse them at our expense. In addition to their usual duties, our directors, officers and a few certain other employees may solicit proxies personally or by telephone, fax or e-mail. They will not receive special compensation for these services.

Will I receive a copy of the annual report of CFS?

Our annual report on Form 10-K for the year ended December 31, 2008 is included with this proxy statement. The annual report includes our audited financial statements, along with other financial information, and we urge you to read it carefully.

Can I access CFS’ proxy materials and annual report electronically?

This proxy statement and the 2008 annual report are available at www.proxyvote.com. We encourage all shareholders to elect to view future proxy statements and annual reports over the Internet instead of receiving paper copies in the mail. You can choose this option and save your company the cost of producing and mailing these documents by:

•	following the instructions provided on your proxy card or voter instruction form;

•	following the instructions provided when you vote over the Internet; or

•	going to www.proxyvote.com and following the instructions provided.

If you choose to view future proxy statements and annual reports over the Internet, you will receive an e-mail message next year containing the Internet address to use to access our proxy statement and annual report. The e-mail also will include instructions for voting over the Internet. You will have the opportunity to opt out at any time by following the instructions on this same website. You do not have to elect Internet access each year.

What is “householding?”

We have adopted a procedure called “householding,” which has been approved by the Securities and Exchange Commission (SEC). Under this procedure, a single copy of the annual report and proxy statement will be sent to any household at which two or more shareholders reside if they appear to be members of the same family, unless one of the shareholders at that address notifies us that they wish to receive individual copies. Not only does this procedure reduce our printing costs and fees but it also reduces the amount of paper we use to generate this information. Shareholders who participate in householding will continue to receive separate proxy cards. Householding will not affect dividend check mailings in any way.

If a single copy of the annual report and proxy statement was delivered to an address that you share with another shareholder, we will promptly deliver a separate copy at your request by writing our Corporate Secretary at 707 Ridge Road, Munster, Indiana 46321 or calling her at (219) 836-5500.

How do I revoke my consent to the householding program?

If you are a holder of record and share an address and last name with one or more other holders of record, and you wish to continue to receive separate annual reports, proxy statements and other disclosure documents, you must revoke your consent by contacting Broadridge Financial Solutions, Inc. by calling toll free at (800) 542-1061 or by writing to Broadridge Financial Solutions, Inc., Householding Department, 51 Mercedes Way, Edgewood, New

York 11717. You will be removed from the householding program within 30 days of receiving your householding consent revocation.

A number of brokerage firms have instituted householding. If you hold your shares in “street name,” please contact your bank, broker or other holder of record to request information about householding.

ELECTION OF DIRECTOR

Our articles of incorporation provide that the board of directors shall be divided into three classes as nearly equal in number as the then total number of directors constituting the board of directors permits. No director, executive officer or director nominee is related to any other director or executive officer of CFS by blood, marriage or adoption. The board of directors’ corporate governance and nominating committee recommended Gene Diamond and the board of directors nominated him for election as a director. Mr. Diamond has been nominated to serve for a three-year term expiring at the annual meeting in 2012 and until his successor is elected and qualified.

Mr. Diamond currently serves as a director of CFS and of Citizens Financial Bank, CFS’ wholly owned federal savings bank subsidiary (Bank). The following table provides information regarding the nominee including his most recent principal occupation.

The board of directors recommends that you vote “FOR” the following nominee:

Name	Age	Principal Occupation During the Past Five Years	Director Since
Gene Diamond	56
Director of the Bank since 1994 and of CFS since 1998; appointed in 2004 as Regional Chief Executive Officer, after serving three years as Regional Chief Operating Officer, for the Sisters of St. Francis Health Services, Inc., where he is responsible for the hospital group consisting of St. Margaret Mercy Healthcare Centers located in Hammond and Dyer, Indiana, St. Anthony Medical Centers in Crown Point, Indiana, St. Anthony Memorial Health Centers of Michigan City, Indiana and Franciscan Physicians Hospital in Munster, Indiana; previously served as Chief Executive Officer of St. Margaret Mercy Healthcare Centers from 1993 to 2004.
			1998

RATIFICATION OF THE INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The audit committee has approved the selection of BKD, LLP to serve as the independent registered public accounting firm to examine our financial statements for 2009. The committee and the board of directors are requesting that shareholders ratify this appointment as a means of soliciting shareholders’ opinions and as a matter of good corporate practice.

The affirmative vote of a majority of the shares present in person or by proxy and entitled to vote at the meeting is required to ratify the selection of BKD, LLP as our independent registered public accounting firm. If the shareholders do not ratify the selection, the audit committee will consider any information submitted by the shareholders in connection with the selection for next year. Even if the selection is ratified, the committee, in its discretion, may direct the appointment of a different independent registered public accounting firm at any time during the year if the committee believes such a change would be in the best interest of CFS and its shareholders.

We expect that a representative of BKD, LLP will be at the annual meeting. This representative will have an opportunity to make a statement and will be available to respond to appropriate questions.

The board of directors recommends that you vote “FOR” the ratification of the independent registered public accounting firm.

FEES PAID TO THE INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The following fees were billed by BKD, LLP, our independent registered public accounting firm, for 2008 and 2007.

AUDIT FEES

The aggregate fees billed include amounts for the audit of our annual financial statements, the reviews of the financial statements included in our quarterly reports on Form 10-Q, including related services such as comfort letters, statutory audits, attest services, consents, and assistance with and review of documents filed with the SEC and other regulatory bodies. Audit fees for the years ended December 31, 2008 and 2007 were $225,750 and $223,860, respectively.

AUDIT-RELATED FEES

The amount of fees billed by BKD, LLP for its audit of our benefit plans for the years ended December 31, 2008 and 2007 were $38,950 and $36,900, respectively. BKD, LLP did not provide any other audit-related services during 2008 and 2007.

TAX FEES

The aggregate fees billed for professional services provided by BKD, LLP related to income tax return preparation, assistance with quarterly tax estimates and consulting on various tax matters for the years ended December 31, 2008 and 2007 were $30,450 and $35,250, respectively.

ALL OTHER FEES

There were no fees billed for services which are not included above for 2008 or 2007.

PRE-APPROVAL OF AUDIT AND NON-AUDIT SERVICES

The audit committee has adopted a policy for pre-approval of audit and permitted non-audit services by our independent registered public accounting firm. The committee will consider annually and, if appropriate, approve the provision of audit services by our independent registered public accounting firm. In addition, the committee will consider and, if appropriate, pre-approve the provision of certain defined audit and non-audit services. The committee will also consider on a case-by-case basis and, if appropriate, approve specific services that were not otherwise pre-approved.

Any proposed engagement that does not fit within the definition of a pre-approved service may be presented to the audit committee for consideration at its next regular meeting or, if earlier consideration is required, to the committee’s chairman between regular meetings. In the period between committee meetings, the committee’s chairman is authorized to pre-approve such services on behalf of the committee provided that such pre-approval is reported to the committee at its next regularly scheduled meeting. The committee will regularly review summary reports detailing all services and the fees for those services being provided to us by our independent registered public accounting firm.

During 2008, all services by our independent registered public accounting firm were pre-approved by the audit committee in accordance with this policy.

OTHER MATTERS

We do not know of any matters other than what is set forth in the attached notice that will be considered at the meeting. If any other proper business should come before the meeting, however, our board of directors will have discretion to direct proxies how to vote according to their best judgement.

IMPORTANT NOTICE REGARDING THE INTERNET AVAILABILITY OF PROXY MATERIALS FOR THE 2009 ANNUAL MEETING

The Securities and Exchange Commission has adopted new e-proxy rules that require companies to post their proxy materials on the Internet and permit them to provide only a Notice of Internet Availability of Proxy Materials to shareholders.  For this proxy statement, we have chosen to follow the SEC’s “full set” delivery option, and therefore, although we are posting a full set of our proxy materials on the Internet, we are also mailing a full set of our proxy materials to our shareholders by mail.  Our proxy statement for the 2009 annual meeting of shareholders and our annual report on Form 10-K for the fiscal year ended December 31, 2008, together with the accompanying form of proxy, are available at:  www.proxyvote.com.

We are mailing a full set of our printed proxy materials to shareholders of record on or about March 16, 2009.  On this date, all shareholders of record and beneficial owners will have the ability to access all of the proxy materials on the website referred to above.  These proxy materials will be available free of charge.

INFORMATION CONCERNING CONTINUING DIRECTORS AND EXECUTIVE OFFICERS

Directors with a Term Expiring in 2010

Name	Age	Principal Occupation During the Past Five Years	Director Since
Frank D. Lester	68	Director of the Bank since 2000 and of CFS since 2001; retired as Group Vice President, Union Tank Car, Chicago, Illinois on December 31, 2007. President of Union Tank Car, Chicago, Illinois from 1999-2006; previously served as President of Procor, Ltd., Oakville, Ontario from 1994 to 1999.	2001
Thomas F. Prisby	67	Chairman of the Board and Chief Executive Officer of CFS since its incorporation in 1998 and of the Bank since 1996; previously served as President and Chief Operating Officer of the Bank from 1989 to 1996 after joining the Bank in 1982 as an Executive Vice President. Director of CFS Holdings, Ltd., a subsidiary of the Bank, since April 24, 2001. This company manages an investment portfolio and is located in Bermuda.	1998

Directors with a Term Expiring in 2011

Name	Age	Principal Occupation During the Past Five Years	Director Since
Gregory W. Blaine	60	Director of the Bank and CFS since 1998; consultant to and former Chairman and Chief Executive Officer of TN Technologies, Inc.; previously serving in various capacities with True North Communications, Inc., the parent of TN Technologies, from 1979 to 1998, including director of Global Operating Systems, and a member of the board of directors of True North Communications from 1990 to 1997.	1998
Robert R. Ross	63	Director of the Bank and CFS since 2004; President of Ross Consulting, a business and financial consulting firm since 2004; Partner, PricewaterhouseCoopers, LLP from 1982 to 2004; Trustee Emeritus, Calumet College of St. Joseph.	2004
Joyce M. Simon	61	Director of the Bank and CFS since 2004; Chief Financial Officer of the John G. Shedd Aquarium since 1992; Partner, Ernst & Young LLP from 1988 to 1991.	2004

EXECUTIVE OFFICERS

Below you will find information with respect to the principal occupations during the last five years for the executive officers of CFS and the Bank who do not also serve as a director of CFS. All executive officers are elected annually by the board of directors and serve until their successors are elected and qualified. As of the date of this proxy statement, no executive officer is related to any director or other executive officer of CFS by blood, marriage or adoption. There are no arrangements or understandings between a director of CFS and any other person which resulted in the person being elected as an executive officer.

Daryl D. Pomranke.  Age 48. Mr. Pomranke was appointed as our President and Chief Operating Officer of CFS and the Bank in April 2008 after joining CFS and the Bank as Executive Vice President and Chief Operating Officer in April 2007.  Prior to joining us, Mr. Pomranke was employed by Harris N.A. and its predecessor, Mercantile National Bank of Indiana since 1998.  During his tenure his duties included: Regional Financial Services Officer, Chief Financial Officer, Corporate Development, and Corporate Services including Corporate Lending, Cash Management Services, and Strategic Planning.

Charles V. Cole.  Age 47. Mr. Cole joined CFS and the Bank as Executive Vice President in 2003 and has served as the Chief Financial Officer since January 2004. Prior to joining us, Mr. Cole served as Senior Vice President and Chief Financial Officer at Advance Bancorp in Lansing, Illinois, from 1999 to 2003. Mr. Cole began his tenure with Advance Bancorp in 1991 as Controller of South Chicago Bank and was promoted to Vice President and Chief Financial Officer of Advance Bancorp in 1995.

Dale S. Clapp.  Age 46.  Mr. Clapp joined the Bank as Executive Vice President – Business Banking in April 2008.  Prior to joining us, Mr. Clapp served as Senior Vice President and Regional Sales Manager of the Business Banking group at Mercantile National Bank of Indiana/Harris N.A. Northwest Indiana Region since 1995.  His responsibilities included the Indiana Business Banking Sales Team, Cash Management group and the business development of relationship managers.  Prior to joining Mercantile/Harris, Mr. Clapp was with Horizon Bank in Michigan City, Indiana as Vice President – Business Banking where he was responsible for a group of three relationship managers.

Daniel J. Zimmer.  Age 45.  Mr. Zimmer joined the Bank as Senior Vice President – Senior Credit Officer in December 2007 and is currently responsible for commercial and retail loan underwriting, loan documentation and processing, and the Bank’s Loan Management and Collections group.  Prior to joining us, Mr. Zimmer was the Commercial Loan Credit Manager at MidAmerica Bank in Downers Grove, Illinois from 2006 to 2007 where he assisted with the growth of the commercial loan portfolio to $2.0 billion prior to MidAmerica’s sale to National City Corp.  Mr. Zimmer has also held the position of Commercial Loan Credit Manager at Standard Bank & Trust in Hickory Hills, Illinois from 2004 to 2006 where he was responsible for underwriting loan requests in excess of $500,000, hiring and training analysts as well as providing credit training classes to Relationship Managers.

BENEFICIAL OWNERSHIP OF COMMON STOCK
BY CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table includes, as of March 6, 2009, our record date, certain information regarding our common stock that is beneficially owned by (i) the only persons or entities who or which are known to CFS to be the beneficial owners of more than 5% of our issued and outstanding common stock, (ii) the directors of CFS, (iii) certain executive officers of CFS, and (iv) all directors and executive officers of CFS as a group.

Name of Beneficial Owner or Number of Persons in Group 5% or Greater Shareholders	Amount and Nature of Beneficial Ownership as of March 6, 2009 (1)		Percent of Common Stock (2)
CFS Bancorp, Inc. Employee Stock Ownership Plan Trust c/o First Bankers Trust Services, Inc.	920,480	(3)	8.3%

Dimensional Fund Advisors LP 1299 Ocean Avenue, 11th Floor Santa Monica, CA 90401	975,217	(4)	8.8%

PL Capital Group 20 E. Jefferson Ave., Suite 22 Naperville, IL 60540	873,005	(4)	7.9%

Directors and Director Nominees:
Gregory W. Blaine	57,525	(5)(6)(8)	*
Gene Diamond	96,237	(6)(7)(8)	*
Frank D. Lester	39,343	(6)(8)(9)	*
Thomas F. Prisby	618,731	(6)(8)(10)(11)(12)	5.6%
Robert R. Ross	21,391	(6)(8)(13)	*
Joyce M. Simon	24,294	(6)(8)(14)	*

Other Named Executive Officers:
Charles V. Cole	74,850	(6)(8)(10)(11)	*
Daryl D. Pomranke	43,480	(8)(10)	*
Dale S. Clapp	17,286	(8)	*
Daniel J. Zimmer	11,167	(8)(10)	*

All directors, director nominee and other named executive officers of CFS as a group (ten persons)	1,004,304	(15)	9.1%
____________________

*	Represents less than 1% of the outstanding stock.

(1)
Based upon filings made pursuant to the Exchange Act and information furnished by the respective individuals. Under regulations promulgated pursuant to the Exchange Act, shares of common stock are deemed to be beneficially owned by a person if he or she directly or indirectly has or shares (i) voting power, which includes the power to vote or to direct the voting of the shares, or (ii) investment power, which includes the power to dispose or to direct the disposition of the shares. Unless otherwise indicated, the named beneficial owner has sole voting and dispositive power with respect to the shares.

(2)
Percentages are calculated on the basis of the amount of outstanding shares plus all options exercisable within 60 days of the record date for each individual and for all directors and executive officers as a group.

(3)
The Employee Stock Ownership Plan Trust (ESOP), exists by virtue of an agreement between CFS and First Banker’s Trust Services, Inc., who acts as the trustee of the ESOP. Under the terms of the ESOP, the allocated shares held in the ESOP will be voted in accordance with the instructions of the participating employees.

Unallocated shares held in the ESOP will generally be voted in the same ratio on any matter as those allocated shares for which instructions are given, subject in each case to fiduciary duties of the trustee and applicable law. Any allocated shares which either abstain on a proposal or are not voted will be disregarded in determining the percentage of stock voted for and against each proposal by the participants and beneficiaries. As of December 31, 2008, 836,960 shares held by the ESOP had been allocated to the accounts of participating employees. The amount of our common stock beneficially owned by all directors and named executive officers as a group does not include the unallocated shares held by the ESOP.

(4)
Information included is based solely on a Schedule 13G filed with the SEC by Dimensional Fund Advisors LP on February 9, 2009, and a Schedule 13D filed with the SEC by members of the PL Capital Group on January 27, 2009.

(5)	Includes 25 shares held by Mr. Blaine’s adult child.

(6)
Includes shares subject to stock options exercisable within 60 days of the record date as follows: Blaine – 32,000; Diamond – 32,000; Lester – 27,000; Prisby – 314,145; Ross – 16,000; Simon – 16,000; and Cole – 50,000.  As of the date of this filing, all of the stock options outstanding were out of the money.

(7)
Includes 1,237 shares held in an individual retirement plan for Mr. Diamond; 58,000 shares owned jointly with Mr. Diamond’s spouse; and 3,000 shares in a private foundation established by Mr. Diamond. Mr. Diamond disclaims beneficial ownership of the shares owned by said private foundation.

(8)
Includes shares of service- and performance-based restricted stock allocated as follows: Blaine – 2,000; Diamond – 2,000; Lester – 2,000; Prisby – 11,205; Ross – 2,000; Simon – 2,000; Cole – 11,828; Pomranke – 20,886; Clapp – 10,286; and Zimmer – 9,338.

(9)
Includes 2,950 shares held in a trust established by CFS to fund its obligations with respect to a deferred director’s compensation plan. Mr. Lester disclaims beneficial ownership of said shares except to the extent of his personal pecuniary interests therein.

(10)	Includes shares allocated pursuant to the ESOP as follows: Prisby – 29,116; Cole – 9,382; Pomranke – 3,094; and Zimmer – 1,829.

(11)	Includes shares held in the Bank’s 401(k) plan as follows: Prisby – 19,186 and Cole – 640.

(12)
Includes 7,580 shares in an individual retirement account; 27,269 shares held in a trust of which Mr. Prisby’s spouse is the trustee and sole beneficiary; 52,653 shares owned by an adult child living with Mr. Prisby; and 2,000 shares owned by a private charitable foundation established by Mr. Prisby in 2002. Mr. Prisby disclaims beneficial ownership of the shares owned by his adult child and the private foundation. Also includes 77,032 shares held by trusts established by CFS to fund its obligations with respect to deferred supplemental retirement benefits; Mr. Prisby disclaims beneficial ownership of said shares except to the extent of his personal pecuniary interest therein.

(13)	Includes 3,391 shares owned jointly with Mr. Ross' spouse.

(14)
Includes 5,294 shares held in a trust established by CFS to fund its obligations with respect to a deferred director’s compensation plan. Ms. Simon disclaims beneficial ownership of said shares except to the extent of her personal pecuniary interest therein.

(15)
Includes 73,543 shares of restricted stock, which may be voted by the directors and executive officers pending vesting and distribution; 43,421 shares allocated to the directors and executive officers pursuant to the ESOP; 19,826 shares held in the Bank’s 401(k) plan; and 487,145 shares which may be acquired by the directors and executive officers upon the exercise of stock options which are currently or shall first become exercisable within 60 days of the voting record date.

CORPORATE GOVERNANCE

DIRECTOR INDEPENDENCE

Pursuant to NASDAQ National Market Rule 4350(c), the board of directors has affirmatively determined that a majority of our directors are independent as defined under NASDAQ Rule 4200. Our independent directors are Gregory W. Blaine, Gene Diamond, Frank D. Lester, Robert R. Ross and Joyce M. Simon.

BOARD COMMITTEES

The board of directors has established an audit committee, a compensation committee and a corporate governance and nominating committee, among others. The committee charters are available for review on our website at www.citz.com – Investor Relations – Governance Documents.

DIRECTOR ATTENDANCE

We do not have a formal policy regarding director attendance at our annual meetings of shareholders. We typically schedule a directors’ meeting in conjunction with the annual meeting and encourage our directors to attend the meeting. All of our directors attended the annual meeting of shareholders held on April 29, 2008.

During the year ended December 31, 2008, the board of directors met sixteen times either in person or via conference calls. No director attended fewer than 75% of the aggregate total number of meetings held during their service period and the total number of meetings held by all committees during their service period.

CODE OF CONDUCT AND ETHICS

We have adopted a code of conduct and ethics for our directors, executives and our employees which is available on our website at www.citz.com – Investor Relations – Governance Documents. A copy is also available to any shareholder who requests it in writing to our Corporate Secretary at 707 Ridge Road, Munster, Indiana 46321. We will disclose in a current report on Form 8-K filed with the SEC the nature of any amendment to the code (other than technical, administrative or other non-substantive amendments), our approval of any material departure from a provision of the code, and our failure to take action within a reasonable period of time regarding any material departure from a provision of the code that has been made known to any of our executive officers.

SHAREHOLDER COMMUNICATIONS WITH THE BOARD OF DIRECTORS

Shareholders may correspond with the chairman of the board or our lead independent director, Mr. Blaine, or any other member of our board of directors, by writing a letter addressed to his or her attention in care of our Corporate Secretary at 707 Ridge Road, Munster, Indiana 46321. All correspondence addressed in this manner will remain sealed and will only be opened by the person to whom it is addressed. Employees and others who wish to contact a member of our board of directors or audit committee to report complaints or concerns with respect to accounting, internal accounting controls or auditing matters may do so confidentially by directing correspondence to the attention of the member, in care of our Senior Vice President – Risk Management at 707 Ridge Road, Munster, Indiana 46321.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934 (Exchange Act) requires our executive officers and directors, and other persons who own more than ten percent of our outstanding common stock, to file reports of their stock ownership and changes in their ownership with the SEC. These same people must also furnish us with copies of these reports.

We have reviewed the written statements provided to us by our directors and executive officers regarding their CFS stock ownership. Based solely on a review of these reports and statements, we believe that our executive officers and directors complied timely with those filing requirements for 2008, with the exception of Mr. Prisby who filed one late report for one transaction and Mr. Clapp who filed two late reports for one transaction each.

RELATED PARTY TRANSACTIONS

Except as described below with respect to loans made by the Bank, all related party transactions for directors, executive officers and five percent shareholders must be approved by the majority of our independent directors with the related director abstaining from consideration and voting.  Related party transactions are evaluated on a case-by-case basis in accordance with the applicable provisions of our code of conduct and ethics.

The Bank offers mortgage loans to its directors, officers and employees, as well as members of their immediate families, for the financing of their primary residences and other loans. All loans are made in conformance with Section 22(h) of the Federal Reserve Act, which generally provides that any credit extended by a savings institution to its executive officers, directors and, to the extent otherwise permitted, principal shareholder(s), or any of their related interests, must be on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions by the savings institution with non-affiliated parties unless the loans are made pursuant to a benefit or compensation program that (i) is widely available to employees of the institution, (ii) does not give preference to any director, executive officer or principal shareholder, or certain affiliated interests of either, over other employees of the savings institution, and (iii) does not involve more than the normal risk of collectibility or present other unfavorable features. In addition, any loan to a related party must be made in the ordinary course of business and on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable loans with persons not related to CFS. Loans by the Bank to directors in excess of $500,000 must be approved in advance by the Bank’s board of directors.

The Bank employs Michael P. Prisby, the son of our chairman and chief executive officer, as its Vice President –  Corporate Investment Officer. Mr. Michael Prisby’s compensation and benefits for 2008 totaled $168,488.

The Bank also employs Sandra Prisby, the daughter of our chairman and chief executive officer, as its Vice President – Corporate Strategic Planning and Sales Performance Management.  Ms. Prisby’s compensation and benefits for 2008 totaled $112,569.

We are unaware of any related party transactions other than those described above, with the exception of $375,200 paid in 2008 to Caprio-Prisby Architectural Design, Inc. for services rendered in the design of our new branch buildings and for the renovation of existing branch locations. The services performed were on eight projects.  The amount paid included approximately $100,000 of fees for work performed by unrelated third parties.  Mr. Prisby’s son, James C. Prisby, is a principal of this firm.  The independent members of the board of directors approve and ratify all payments made by the Bank to the firm no less than annually.

BOARD COMMITTEES AND REPORTS

AUDIT COMMITTEE

The audit committee of the board of directors is responsible for providing independent, objective oversight of our accounting and financial reporting functions. The committee charter can be viewed on our website at www.citz.com – Investor Relations – Governance Documents. Management is responsible for our internal controls and financial reporting process. Our independent registered public accounting firm is responsible for performing an independent audit of our consolidated financial statements in accordance with the standards of the Public Company Accounting Oversight Board (United States) and to issue an audit report based on their audit. They are also responsible for attesting to management’s evaluation regarding internal controls pursuant to Section 404 of the Sarbanes-Oxley Act of 2002.

The audit committee is comprised solely of independent members of our board of directors, as defined by NASDAQ listing standards and SEC rules and regulations. The members of this committee are Mr. Ross, who serves as its chairman, Mr. Blaine, Mr. Lester and Ms. Simon.  Since Mr. Lester was added as a member of this committee on January 1, 2009, he did not participate in the review of our audited financial statements for 2008.  All members of this committee are required to be financially literate, and at least one member must have accounting or related financial management experience. Mr. Ross has been affirmatively identified by our board of directors to be an “audit committee financial expert” as required by Section 407 of the Sarbanes-Oxley Act.  The committee met seven times during 2008.

Among other responsibilities, the audit committee:

•	reviews our systems of internal control with management, our internal auditor and our independent registered public accounting firm;

•	monitors our adherence in accounting and financial reporting to generally accepted accounting principles accepted in the United States; and

•	reviews the records, affairs and financial condition of CFS.

REPORT OF THE AUDIT COMMITTEE

The report of the audit committee will not be deemed incorporated by reference by any general statement incorporating by reference this proxy statement or future filings into any filing under the Securities Act of 1933 or under the Exchange Act, except to the extent that CFS specifically incorporates the information by reference, and will not otherwise be deemed filed under these Acts.

The audit committee reviewed and discussed with management and our independent registered public accounting firm our Company’s audited financial statements as of and for the year ended December 31, 2008.  Management has the primary responsibility for our financial statements and the reporting process, including our system of internal controls.  Our independent registered public accounting firm, BKD LLP, audited our financial statements as of and for the year ended December 31, 2008 and expressed an opinion that the financial statements present fairly, in all material respects, the consolidated financial position, results of operations and cash flows of our Company and its subsidiaries as of and for the year in conformity with generally accepted accounting principles for the United States of America.

Audit Committee
Robert R. Ross (Chairman)
Gregory W. Blaine
Joyce M. Simon

CORPORATE GOVERNANCE AND NOMINATING COMMITTEE

The corporate governance and nominating committee is comprised solely of independent members of our board of directors, as defined by NASDAQ listing standards. The committee charter can be viewed on our website at www.citz.com – Investor Relations – Governance Documents. The committee met one time during 2008. The members of the committee include all independent members of the board of directors with the exception of Mr. Diamond.  Mr. Blaine serves as the committee’s chairman. The nomination for director of CFS was made by our board of directors upon the recommendation of the corporate governance and nominating committee.

The corporate governance and nominating committees for CFS and the Bank generally operate as a joint committee. The typical process for selecting and nominating new director candidates is as follows:

•	the chairman or one or more of the other directors identifies the desirability of adding new directors and the chairman initiates the search;

•	the committee evaluates prospective nominees and identifies a preferred pool of candidates;

•	the committee interviews and evaluates prospective candidates; and

•	the committee meets to consider and select the final candidates and recommends the slate of candidates to the board of directors.

The corporate governance and nominating committee seeks a diverse group of candidates who possess the background, skills and expertise needed to make a significant contribution to CFS. Given the nature of our business, the committee seeks to recruit and retain directors with significant executive and financial experience. Desired qualities of prospective director candidates include:

Experience (in one or more of the following):

•	high-level leadership experience in business or administrative activities;

•	breadth of knowledge about issues affecting our company; and

•	ability and willingness to contribute special competencies to the board of directors.

Personal attributes:

•	personal integrity;

•	loyalty and concern for our continued long-term success and welfare;

•	willingness to apply sound independent business judgment;

•	awareness of a director’s vital part in corporate citizenship and image;

•	commitment to investing the time necessary to prepare for and attend meetings of the board of directors; and

•	willingness to assume fiduciary responsibility.

Qualified candidates for membership on our board of directors will be considered without regard to race, color, creed, sex, ancestry, national origin or disability. The corporate governance and nominating committee will review the qualifications and backgrounds of the candidates, as well as the overall composition of the board of directors, and recommend to the board of directors the slate of directors to be nominated for election at the annual meeting. The chairman of the board, acting on behalf of the full board of directors, will extend the formal invitation to become a nominee of the board of directors.

Nominations to the board of directors may also be submitted to the corporate governance and nominating committee by our shareholders in accordance with our by-laws (see Shareholder Proposals and Nominations). The committee may also consider informal recommendations from shareholders regarding possible candidates for director.

We believe the board of directors works best when operated in a spirit of collegiality, mutual respect and trust. Consequently, unsolicited recommendations regarding potential director candidates may be subject to additional scrutiny and reliable references will be required for all prospective members. The corporate governance and nominating committee will take special care to insure that potential candidates do not possess undisclosed motives for seeking the nomination, conflicting loyalties to special interest groups or a desire to represent a distinct subset of our shareholders.

Corporate Governance and Nominating Committee
Gregory W. Blaine (Chairman)
Frank D. Lester
Robert R. Ross
Joyce M. Simon

LEAD INDEPENDENT DIRECTOR

The chairman of the corporate governance and nominating committee during 2008, Mr. Lester, also served as the lead independent director for CFS. Beginning in 2009, the chairman of the corporate governance and nominating committee and the lead independent director for CFS is Mr. Blaine.  The committee’s charter provides that the lead independent director shall consult with the chairman of the board regarding matters of concern to the board of directors including board of directors’ meeting agendas, the adequacy of information provided to the board of directors and the effectiveness of the board of directors’ meeting process. The lead independent director also presides at no fewer than two executive sessions of the board of directors, without the chairman being present, each year.

COMPENSATION COMMITTEE

The compensation committee was established by the board of directors in order to assist CFS in the development and oversight of human resource policies, compensation policies, incentive plans, stock benefit programs and other employee compensation and benefits issues. The committee is comprised solely of independent members of our board of directors, as defined by NASDAQ listing standards. The members of the committee are

Mr. Diamond, who serves as its chairman, Mr. Blaine, Mr. Lester and Ms. Simon.  Since Mr. Blaine was added as a member of this committee on January 1, 2009, he did not participate in the review of the Compensation Discussion and Analysis contained in this proxy statement.  Mr. Lester will no longer be a member of this committee after March 16, 2009.  The committee also establishes policies regarding the compensation and benefits programs for our employees, determines the compensation and benefits to our chief executive officer, and ratifies the compensation and benefits of our other executive officers. The committee charter can be viewed on our website at www.citz.com – Investor Relations – Governance Documents.

The duties of the compensation committee include, among other responsibilities:

•	reviewing and recommending the chief executive officer’s compensation program to the board of directors;

•	designing, implementing and approving an equitable compensation and benefit program for our executives with input from the chief executive officer;

•	periodically reviewing executive perquisites as a part of the executive compensation packages;

•
engaging consultants to assist in the evaluation of executive job descriptions, market value compensation levels, legally accurate benefit programs and incentive programs within industry-tested parameters;

•	reviewing at least annually the methods we use in setting base compensation levels;

•	reviewing our disclosure in the proxy statement to ensure that the committee has satisfied its responsibilities under its charter for the prior year; and

•	reviewing our chief executive officer’s recommendations for the granting of equity-based awards to officers, key employees and non-employee directors , as well as the terms of the awards.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

During 2008, the compensation committee was comprised of Mr. Diamond, who served as chairman, Mr. Lester and Ms. Simon who are all independent directors. There were no compensation committee interlocks during 2008, which generally means that no executive officer of CFS served as a director or member of the compensation committee of another entity, one of whose executive officers served as a director or member of our compensation committee.

REPORT OF THE COMPENSATION COMMITTEE

The report of the compensation committee will not be deemed incorporated by reference by any general statement incorporating by reference this proxy statement or future filings into any filing under the Securities Act of 1933 or under the Exchange Act, except to the extent that CFS specifically incorporates the information by reference, and will not otherwise be deemed filed under these Acts.

The compensation committee has reviewed the Compensation Discussion and Analysis contained in this proxy statement with CFS management, and based on the review and discussions, the committee has recommended to the board of directors that the Compensation Discussion and Analysis be included in CFS’ annual report on Form 10-K and this proxy statement.

Compensation Committee
Gene Diamond (Chairman)
Frank D. Lester
Joyce M. Simon

EXECUTIVE COMPENSATION

COMPENSATION DISCUSSION AND ANALYSIS

Our Compensation Discussion and Analysis addresses the following topics:  our compensation philosophy and policies regarding executive compensation; the components of our executive compensation program; and our compensation decisions for 2008.

Overview

Our compensation planning process neither begins nor ends with any particular meeting of our compensation committee. Compensation decisions are designed to promote our fundamental business objectives and strategy. Business and succession planning, evaluation of management performance and consideration of the business environment are year-round processes.

The compensation committee receives and reviews materials in advance of each meeting. These materials include information that management believes will be helpful to the committee as well as materials that the committee has specifically requested. Depending on the agenda for the particular meeting, these materials may include:

•	calculations and reports on individual and corporate performance achievement levels and evaluations;

•	reports on our strategic objectives and financial budget for future periods;

•	reports on our performance versus a peer group of companies;

•	information on our executive officers’ stock ownership, option holdings, restricted stock awards and benefit plans;

•	estimated values of restricted stock awards;

•
tally sheets setting forth the total compensation of our named executive officers (including base salary, cash incentives, equity awards, perquisites and other compensation, and any amounts payable to the executives upon voluntary or involuntary termination, early or normal retirement, under the supplemental executive retirement plan or following a change-in-control of CFS); and

•	information regarding compensation programs and compensation levels of peer groups of companies identified by our compensation consultant.

Philosophy

We believe that the skills, abilities and commitment of our executives are essential to our long-term success and competitiveness. The primary goal of our compensation program is to attract, retain and motivate the best people to achieve performance goals that reward management for successful performance while serving the financial interests of our company and shareholders. Our compensation philosophy is intended to align the interests of management with those of our shareholders. It is our belief that compensation should focus management on achieving strong short-term (annual) performance in a manner that supports and ensures our long-term success and profitability.

We seek to provide our executives, including our chief executive officer, with conservatively competitive base salaries combined with performance-based incentives in an effort to provide an appropriate balance and focus between our short-term and long-term objectives. We believe a portion of our executives’ compensation should be deferred and subject to forfeiture upon voluntary termination to encourage continued employment with us.  At the same time, we believe that compensation should be set at responsible levels. Our executive compensation programs are intended to be consistent with our constant focus on profitability, growth objectives and strategic performance objectives.  We generally target total compensation to be competitive (at least the median, but not more than the 75th percentile) when measured against a range of selected comparable companies, including financial institutions in our asset size range, see Benchmarking.

In determining executive compensation levels, we seek to establish salary and incentive levels, when considered with other components of our compensation structure, that are designed to attract and retain highly qualified executives. We also consider specific annual performance criteria and the scope of our executive’s responsibilities, individual contributions, experience in the position and our financial performance in order to create compensation plans that reward our executives for increasing shareholder value.

At the core of our compensation philosophy is our guiding belief that pay should be directly linked to performance. This philosophy has guided many compensation related decisions:

•	A substantial portion of each named executive officer’s compensation (up to 60% for 2008) is contingent on, and variable with, achievement of corporate and/or individual performance objectives.

•	We utilize equity awards to help ensure the interests of management and our shareholders are closely aligned.

•
We utilize employment agreements (which include change-in-control arrangements) with some of our named executive officers that are designed to discourage the adoption of policies that may serve to entrench management over the long-term interests of our shareholders.

•
We offer supplemental executive retirement plans to our chief executive officer in order to promote balance between his retirement compensation (which encourages his retention) and short-term cash compensation.

We also believe that total compensation and accountability should generally increase with position and responsibility. Consistent with this philosophy:

•	Total compensation is higher for executives with greater responsibility and greater ability to influence our achievement of targeted results and strategic initiatives.

•
As position and responsibility increases, a greater portion of the executives’ total compensation is performance-based pay contingent on the achievement of corporate and/or individual performance objectives.

•	Equity-based compensation levels are higher for executives with higher levels of responsibility, making a significant portion of their total compensation dependent on long-term stock appreciation.

Management’s Role in the Compensation-Setting Process

Management plays a significant role in the compensation-setting process by working with the compensation committee’s chairman to establish an agenda and prepare appropriate information for each committee meeting.  At our request, our chief executive officer, president and chief operating officer and senior vice president – human resources attend committee meetings to provide requested information.  The information they may be asked to provide includes background information regarding our strategic objectives; an evaluation of the performance of the named executive officers; and comparisons to peer groups identified in our benchmarking process discussed below.  No named executive officer participates in those portions of the committee meetings where his compensation is reviewed and approved.

The chief executive officer, with input from our president and chief operating officer and our senior vice president – human resources, evaluates the performance of our other named executive officers; establishes corporate and individual performance targets and objectives; and determines salary levels, annual performance-based cash incentives, and equity-based awards for our executives which are then presented to the compensation committee for their review.

Benchmarking

We believe that information regarding pay practices at other companies is useful in two respects. First, we recognize that our compensation practices must be competitive in the marketplace. Second, this marketplace information is one of the many factors we consider in assessing the reasonableness of compensation.

In considering the compensation levels for our executive officers in 2008, we engaged compensation consultants, Watson Wyatt Worldwide, to review the compensation levels of our named executive officers in relation to the compensation levels of individuals in comparable positions at selected similar institutions.  We asked our consultants to benchmark our base salary, annual cash incentive opportunity, annual cash compensation, (base salary plus annual cash incentive opportunity), long-term incentives, and total direct compensation (the sum of annual cash compensation and long-term incentives).

To complete the study, competitive pay level information was collected from a public-company peer group comprised of 22 companies located in the Midwest with asset ranges between $1.0 million and $1.8 million and published compensation surveys from the consultants financial services survey suite which include a broad range of banks and financial institutions.  The peer group data was utilized for comparisons of our named executive officers.

The peer group used for the assessment of the named executive officers included:

Peer Company	Location	Peer Company	Location
Citizens First Bancorp, Inc.	Port Huron, MI	QCR Holdings, Inc.	Moline, IL
Green Bankshares, Inc.	Greeneville, TN	West Bancorporation, Inc.	West Des Moines, IA
Wauwatosa Holdings, Inc.	Wauwatosa, WI	Horizon Bancorp	Michigan City, IN
Bankfinancial Corp	Burr Ridge, IL	Hawthorn Bancshares, Inc.	Lee’s Summit, MO
MBT Financial Corp	Monroe, MI	First Security Group, Inc.	Chattanooga, IN
Enterprise Financial Services Corp	St. Louis, MO	Firstbank Corp	Alma, MI
First Defiance Financial Corp	Defiance, OH	German American Bancorp, Inc.	Jasper, IN
S Y Bancorp, Inc.	Louisville, KY	Porter Bancorp, Inc.	Louisville, KY
Mercantile Bancorp, Inc.	Quincy, IL	Camco Financial Corp	Cambridge, OH
Centrue Financial Corp	St. Louis, MO	Princeton National Bancorp, Inc.	Princeton, IL
Oak Hill Financial, Inc.	Jackson, OH	Peoples Community Bancorp, Inc.	Westchester, OH

Elements of Executive Compensation and 2008 Compensation Discussions

Our compensation program for named executive officers consists of four key elements:

•	base salary;

•	performance-based annual cash incentives;

•	long-term equity based awards; and

•	other retirement benefits.

During the first quarter of 2008, the compensation committee met to evaluate the 2007 performance and approve the 2007 cash incentive for our chief executive officer, establish his 2008 base salary, performance objectives and target for cash incentive.  The committee also reviewed the 2007 cash incentives and base salaries set for our other named executive officers.

During the first quarter of 2009, the compensation committee met to evaluate the 2008 performance of our chief executive officer and discuss his base salary and performance objectives for 2009.  In addition, the committee reviewed the 2008 performance objectives and related cash incentives of our other named executive officers as well as their 2009 base salaries.  The committee also reviewed performance- and service-based equity grants to our named executive officers.

Base Salary

We believe that base salaries are a key element in attracting and retaining our management team and follow the compensation philosophies and guiding principals as previously discussed. The compensation committee also utilizes benchmarking to generally target base salaries of our named executive officers from at least the 50th percentile up to the 75th percentile of our peer group.  These targets take into consideration the scope of our executive’s responsibilities and internal pay equity within the executive level.  The committee also considers the level of experience each executive has in his or her position as well as individual contributions to the Company.

Salary ranges and individual salaries for named executive officers are reviewed annually, and adjusted from time to time to take into account outstanding performance, promotions, industry conditions and our financial performance.  In addition, the minimum base salaries of Messrs. Prisby, Pomranke and Cole provided for in their employment agreements are taken in consideration.  No specific weighting was applied to any factor.

The base salaries for the named executive officers were increased in 2008 after consideration of the benchmarking information received from our consultant.  Messrs. Prisby and Cole received increases of 5.6% and 2.9%, respectively.  The base salary for Mr. Pomranke increased 15.8% as a result of his promotion to president during 2008 which entailed additional responsibilities above those he has as chief operating officer.  Mr. Zimmer’s base salary increased 10.0% in 2008 as a result of an increase in his responsibilities and his performance for the year.  Mr. Clapp began his employment with us in April 2008 and did not receive an increase in his base salary during 2008.

Performance-based Annual Cash Incentive Program

We believe that increases in total compensation should be more heavily weighted toward performance-based incentives to promote a pay-for-performance compensation framework.  Annual cash incentives are paid to motivate and reward exceptional performance for the year. The incentive program provides executives and key employees an opportunity to earn an annual cash incentive for achieving specified, performance-based goals established for the year. Corporate performance goals are tied to measures of operating performance rather than appreciation in our stock price.

Each year, the process begins with establishing a target cash incentive (a percentage of average base compensation) and setting performance objectives for the fiscal year.  Our chief executive officer reviews operating forecasts and industry outlooks; assesses the degree of difficulty in achieving specific performance objectives; ascertains measurable objectives; ensures the objectives are aligned with our overall strategic plan; and presents this information to the compensation committee.

The performance objectives are position specific and include a corporate performance objective.  The performance objectives may include an individual performance target and/or business unit objective, as well.  After corporate and individual objectives are established for each executive, a weighted percentage is assigned for each performance objective.  The actual amount of cash incentive awarded is based on the level of achievement for each portion of the executives’ performance targets.

Awards to executives are paid in cash and are based upon the compensation committee’s evaluation of each executive’s performance during the year relative to specific objectives developed at the beginning of the year. These objectives are position specific and include a mix of corporate, individual, and, where relevant, business unit measures.  Each year, the process begins with establishing a target cash bonus (a percentage of average base compensation) and setting corporate and individual performance objectives for the fiscal year.  The committee reviews operating forecasts and industry outlooks, assesses the degree of difficulty in achieving specific performance objectives, ascertains measurable objectives and ensures the objectives are aligned with our overall strategic plan.

The corporate performance objective for 2008 was based on our “core” diluted earnings per share.  Our “core” diluted earnings per share targets were calculated based on the return on average assets from October 2007 through September 2008 for each bank or thrift that was included in the our self-established peer group of banks and thrifts.  Using our total assets at December 31, 2007, an “earnings equivalent” for each peer group percentile level was calculated by multiplying the peer return on average assets by our total assets.  These earnings equivalent calculations were then divided by our total diluted shares of common stock outstanding at December 31, 2007 to determine our “core” diluted earnings per share targets.

We calculate our actual “core” diluted earnings per share by adding the after tax effect of our Federal Home Loan Bank premium amortization to our reported net income (loss) and then divide the sum by our average diluted shares outstanding.  Our actual “core” earnings per share is then compared to the peer group performance targets to determine the percentage of the cash incentive award.  The following table shows the performance targets and the percentage of an individual’s target bonus that would be received for achieving various levels of performance.  If we achieve performance between two targets, we perform a mathematical interpolation to calculate the bonus payout percentage.

Peer Group Percentile	Floating “Core” Diluted Earnings Per Share Targets	Bonus Payout (%)
25th	$0.03	0%
	0.26	25
Median	0.49	50
	0.72	75
62.5th	0.81	100
	0.83	125
75th	1.06	150
90th	1.27

    For 2008, our “core” diluted earnings per share did not meet any of the performance targets. Therefore, our named executive officers did not receive a bonus payout for this target.  In addition to the “core” diluted earnings per share performance target (weighted at 75%), Mr. Zimmer also had 2008 individual performance targets tied to the revision of our loan policy, completing additional training for our credit analysts and redesigning our commercial credit approval form (weighted at 25%).  Mr. Zimmer achieved 90% of his individual performance targets.  See the Grants of Plan-Based Awards Table (columns c-e) for the annual cash incentive amounts our named executive officers could have received for their 2008 performance.  The actual incentives paid to our named executive officers for 2008 are identified in column (g) in the Summary Compensation Table.

Long-term Equity-based Awards

We believe that long-term equity-based compensation can be an effective means of creating a link between the compensation provided to named executive officers and gains realized by our shareholders on their investment in CFS common stock. We utilize both performance- and service-based equity compensation as a way to align the interests of the employees to the interests of the shareholders.  We believe these awards encourage employees to create shareholder value through the prospect of higher stock values.

The benchmarking that was completed by our consultants identified a need for a long-term equity-based incentive plan which would promote increased share ownership by the named executive officers, be utilized as an effective retention tool, and align the interests of our executives with the interests of our shareholders.  In 2008, acting upon the recommendation of our compensation committee, our board of directors adopted the CFS Bancorp, Inc. 2008 Omnibus Equity Incentive Plan (Equity Incentive Plan) which was then approved by shareholders at our annual meeting in 2008.  The Equity Incentive Plan is designed to provide us with flexibility to attract, retain, and motivate our executives and employees who make significant contributions to our success and to allow these executives and employees to share in that success.

The Equity Incentive Plan permits grants of non-qualified stock options, incentive stock options, restricted stock, three types of stock appreciation rights, performance units and performance shares.  We chose to adopt a plan that provides for multiple types of equity awards to provide us with increased flexibility to design an effective and competitive compensation program.

During 2008, we granted both performance- and service-based equity awards with a four year vesting requirement to our named executive officers and other key employees.  We believe utilizing a combination of equity awards linked to performance objectives and service-based awards with a service vesting component provides a long-term incentive consistent with its overall compensation philosophy and is an effective mechanism for retaining talented individuals who can assist us in delivering high performance to our shareholders and customers. The performance target for the performance-based awards was identical to the corporate performance objective of “core” diluted earnings per share as previously discussed in Performance-based Annual Cash Incentive Program.  We granted 26,734 performance-based and 25,500 service-based restricted stock awards to our named executive officers during 2008.

In addition to the Equity Incentive Plan, CFS also established the Recognition and Retirement Plan (RRP) in 1999 which is an equity-based incentive plan.  The restricted shares granted in the plan vest at the rate of 20% per year.  Although there are no longer any grants available under this plan, grants made prior to 2006 vested in 2008.  Mr. Prisby is the only named executive officer participating in this plan.

The actual equity-based awards earned by Mr. Prisby for grants awarded under the RRP and for grants awarded for 2008 performance to our named executive officers are set forth in column (e) in the Summary of Compensation Table. The equity-based awards that our named executive officers received during 2008 are set forth in columns (i) – (l) in the Grants of Plan-Based Awards Table.

Stock Ownership Guidelines

While CFS does not have stock ownership guidelines for named executive officers, our board of directors encourages all executive officers to own shares of CFS common stock as a way to align the interests of our executives with the interests of our shareholders.

Employment Agreements

We also take into consideration the employment agreements we have with Messrs. Prisby, Pomranke and Cole. These agreements contain provisions that will require CFS to make payments to these officers upon the termination of their employment (other than for cause or due to a voluntary termination) or for good reason following a change-in-control. For a discussion of these agreements, see Employment Agreements. For a discussion of post-employment termination payments, see Potential Payments Upon Termination or Change-in-Control.

Employee Stock Ownership Plan

Messrs. Prisby, Pomranke, Cole and Zimmer participate in our Employee Stock Ownership Plan (ESOP). The ESOP is a tax-qualified retirement plan for employees of CFS and the Bank. The ESOP affords eligible employees the opportunity to share in the growth in the value of CFS stock and to accumulate capital for their future economic security. The ESOP is also intended to align employee interests with those of our shareholders and afford employees the opportunity to acquire stock ownership interests via CFS common stock allocated to their ESOP accounts.  During 2008, we made $3.1 million of contributions to the ESOP which included an additional $2.8 million principal prepayment.  The decision to make this prepayment was made to satisfy certain minimum funding requirements agreed to when the ESOP loan was amended in 2007 and to minimize the impact of this funding requirement in 2009.  As a result of the additional principal payment, approximately 229,000 shares of CFS common stock with a market value at December 31, 2008 of approximately $893,000 were allocated to plan participants for 2008 compared to approximately 44,000 shares with a market value at December 31, 2007 of approximately $646,000 for 2007.  Our current named executive officers were allocated 14,929 shares with a market value at December 31, 2008 of $58,333 for 2008 compared to 2,197 with a market value at December 31, 2007 of $32,274 for 2007.  Messrs. Pomranke and Zimmer did not receive an allocation of shares for 2007 and Mr. Clapp did not receive an allocation of shares for 2008 or 2007.

Our employees are generally eligible to participate in the ESOP after completing 12 consecutive months of service during which 1,000 hours of service is met and attaining the age of 21. In general, employees who meet eligibility requirements and who are actively employed on the last working day of the year will receive an allocation of CFS’ contributions for the year.  CFS’ contributions to the ESOP are subject to a five-year cliff vesting schedule.   See column (i) of the Summary Compensation Table for the amounts allocated to each of our named executive officers for 2008.

Pension Plan

When reviewing compensation matters and developing compensation packages for Mr. Prisby, we take into consideration his accrued benefit under a non-contributory tax-qualified defined benefit pension plan sponsored by the Bank. Benefits were frozen under this plan effective March 1, 2003 so that on and after that date, no further benefits would accrue and no additional employees would become participants. Mr. Prisby is the only named executive officer who has an accrued benefit under this plan. For a further discussion of this plan, see Pension Benefits.

Supplemental Executive Retirement Plans

We also consider that CFS provides benefits under two Supplemental Executive Retirement Plans (SERP Plans). The SERP Plans provide benefits which supplement those provided under the ESOP (ESOP SERP) and pension plan (Pension SERP) in cases where an executive’s ESOP allocations are affected by limits imposed by the Internal Revenue Code.  Mr. Prisby is currently the only named executive officer participating in the SERP Plans. Annually, at his election, his ESOP SERP benefit may be paid in a lump sum or held and invested primarily in CFS common stock by a third-party trustee under an irrevocable “rabbi” trust.  For a discussion of the SERP Plans, see Pension Benefits.

401(k) Plan

CFS sponsors a 401(k) Plan for eligible employees.  Participants invest their deferral contributions from among various investment options.  In 2008, the Bank made “matching” contributions to the 401(k) Plan equal to 100% of an employee’s contributions of up to 1% of compensation and 50% of the employee’s contributions on the next 5% of compensation.  Subject to the limits imposed by the Internal Revenue Code, employees may defer, on a pre-tax basis, up to 100% of their compensation to the 401(k) Plan.  Employees are fully vested in matching contributions after two years of service.  See column (i), note 5 of the Summary Compensation Table for the matching contributions allocated to the 401(k) Plan account of each executive officer for 2008.

Life Insurance

CFS maintains a group term life insurance plan for all full-time employees which provides a benefit in an amount equal to 100% of the employee’s annual earnings as defined under the plan, rounded to the next $1,000, except in the case of Mr. Prisby, who having reached age 65, has this benefit reduced by one third.

Change-in-Control Arrangements

All of our equity compensation plans provide immediate vesting of all unvested awards upon a change-in-control. All of our stock options have vested and are exercisable. Please refer to the Outstanding Equity Awards at Fiscal Year-End table for information regarding the value of unvested stock awards held by the named executive officers.

We also provide for change-in-control payments to be made to Messrs. Prisby, Pomranke and Cole, pursuant to their employment agreements. For a discussion of these agreements, see Employment Agreements. For a discussion of post-employment termination payments, see Potential Payments Upon Termination or Change-in-Control.

Additional Benefits

Executive officers participate in other employee benefit plans (e.g., medical and disability programs) generally available to all employees on the same terms as similarly situated employees. In addition, certain executive officers receive other additional perquisites that are described in column (i) in the Summary Compensation Table. We disclose all perquisites provided to the named executive officers, even if the value of the perquisites falls below the disclosure thresholds under applicable SEC rules.

The Tax Deductibility of Compensation Should be Maximized Where Appropriate

We generally seek to maximize the deductibility for federal income tax purposes of all elements of compensation. Section 162(m) of the Internal Revenue Code generally disallows a tax deduction to public corporations for non-qualifying compensation in excess of $1.0 million for a year. We review compensation plans in light of applicable tax provisions, including Section 162(m) and Section 409A of the Internal Revenue Code, and may revise those plans from time to time to avoid excise taxes or to maximize deductibility. Although our current compensation programs result in compensation amounts significantly below these guidelines, we may in the future approve compensation that does not qualify for deductibility when we deem it to be in our best interest.

We will continue to evaluate the impact of the Section 162(m) and Section 409A on our employee benefit plans and programs and will consider compensation policies and programs appropriate for an organization of our size and history. We may determine that it is appropriate to continue to compensate an executive officer above the Section 162(m) limit for various reasons, including for example in circumstances of outstanding corporate or executive achievement.

Financial Restatement

We will, to the extent permitted by governing law, have the sole and absolute authority to make retroactive adjustments and to seek to recover any cash or equity-based incentive compensation paid to executive officers and certain other employees where the payment was predicated upon the achievement of certain financial results that were subsequently the subject of a restatement.

SUMMARY COMPENSATION TABLE

The following table summarizes the total compensation paid or earned by each of the named executive officers for 2008, 2007 and 2006.

Name And Principal Position (a)	Year (b)	Salary ($) (c)	Bonus ($) (d)(1)		Stock Awards ($) (e)(2)	Option Awards ($) (f)		Non-equity Incentive Plan Compensation ($) (g)(3)		Change in Pension Value & Non-qualified Deferred Compensation Earnings ($) (h)(4)	All Other Compensation ($) (i)(5)	Total ($) (j)
Thomas F. Prisby Chairman and Chief Executive Officer	2008 2007 2006	$385,015 370,240 370,240	$	— — —	$30,607 12,577 12,577	$	— — —	$	— 74,048 —	$51,000 80,000 55,000	$59,034 54,797 63,111	$525,656 591,662 500,928
Daryl D. Pomranke President and Chief Operating Officer	2008 2007 2006	211,923 120,577 —		— — —	15,697 — —		— — —		— 16,135 —	— — —	35,905 8,594 —	263,525 145,306 —
Charles V. Cole Executive Vice President and Chief Financial Officer	2008 2007 2006	184,573 179,704 173,331		— — —	7,135 — —		— — —		— 26,438 25,666	— — —	38,637 28,772 42,010	230,345 234,914 241,007
Dale S. Clapp Executive Vice President – Business Banking	2008 2007 2006	107,884 — —		45,000 — —	4,995 — —		— — —		— — —	— — —	7,097 — —	164,976 — —
Daniel J. Zimmer Senior Vice President – Senior Credit Officer	2008 2007 2006	124,615 — —		10,000 — —	6,422 — —		— — —		5,630 — —	— — —	13,736 — —	160,403 — —
____________________

(1)
The amounts shown in column (d) represent the dollar amount received for Mr. Clapp’s sign-on bonus and bonuses paid to Messrs. Zimmer and Clapp according to our corporate referral bonus program.  With the exception of our chief executive officer and our president and chief operating officer, all employees are eligible to receive a bonus by referring a new employee to us who remains employed by us for a period of at least six months; the referring employee will then receive a cash bonus according to the amounts specified by the program.

(2)
The amounts shown in column (e) represent the expense recognized for financial statement reporting purposes in accordance with SFAS 123R for awards granted under our Recognition and Retention Plan granted prior to 2008 and restricted service-based awards granted in 2008 under our equity incentive program.  The SFAS 123R expense was based upon the fair market value of the stock on the date of the grant, and expensed over the requisite service period.  During 2008, the named executive officers were granted both service-based and performance-based restricted stock awards.  The amounts included are for the service-based awards as there was no SFAS 123R expense recognized for performance-based awards granted in 2008 since those awards were not earned.

(3)
The amounts shown in column (g) represent the amount paid in the following year as a bonus under our incentive compensation program for the applicable years which is discussed further under Compensation Discussion and Analysis. See also the footnotes to the Grants of Plan-Based Awards table.

(4)
The amounts shown in column (h) represent the increase in the present value of Mr. Prisby’s benefits under the pension plan.  The change in Mr. Prisby’s ESOP SERP and Pension SERP for the years presented are not considered to be above-market earnings and the dividends are not preferential dividends.

(5)	The amounts shown in column (i) reflect the following for 2008:

	ESOP Allocation	401(k) Match	Country Club and Health Club Membership	Car Allowance	Welfare Benefits	Restricted Stock Dividends
Thomas F. Prisby	$24,690	$8,050	$4,969	$8,082	$11,190	$2,053
Daryl D. Pomranke	12,070	7,982	—	5,069	10,784	—
Charles V. Cole	14,329	7,401	452	5,649	10,806	—
Dale S. Clapp	—	2,293	—	4,457	347	—
Daniel J. Zimmer	7,134	2,142	179	—	4,281	—

GRANTS OF PLAN-BASED AWARDS

The following table presents information relating to 2008 cash incentive plan awards, stock-based incentive plan awards and awards of options, restricted stock and similar instruments under performance-based plans. The table also shows the equity-based compensation awards granted in 2008 that are not performance-based where the payout or future value is tied to our stock price at the time the shares are vested and not to other performance criteria.

Name (a)	Grant Date (b)	Estimated Future Payouts Under Non-Equity Incentive Plan Awards (1)			Estimated Future Payouts Under Equity Incentive Plan Awards (2)			All Other Stock Awards: Number of Shares of Stock or Units (3) (#) (i)	All Other Option Awards: Number of Securities Underlying Options (#) (j)	Exercise Or Base Price of Option Awards ($/Sh) (k)	Grant Date Fair Value of Stock and Option Awards (l)
		Threshold ($) (c)	Target ($) (d)	Maximum ($) (e)	Threshold (#) (f)	Target (#) (g)	Maximum (#) (h)
Thomas F. Prisby (4)	3/17/08 5/01/08	— —	$115,752 —	$173,627 —	— —	— 7,718	— 11,577	— 11,100	— —	— —	— $14.27
Daryl D. Pomranke (5)	3/17/08 5/01/08	— —	58,629 —	87,944 —	— —	— 3,909	— 5,863	— 6,600	— —	— —	— 14.27
Charles V. Cole (6)	3/17/08 5/01/08	— —	46,200 —	69,299 —	— —	— 3,080	— 4,620	— 3,000	— —	— —	— 14.27
Dale S. Clapp (7)	3/17/08 5/01/08	— —	28,740 —	43,110 —	— —	— 1,916	— 2,874	— 2,100	— —	— —	— 14.27
Daniel J. Zimmer (8)	3/17/08 5/01/08	— —	25,023 —	34,407 —	— —	— 1,200	— 1,800	— 2,700	— —	— —	— 14.27
____________________

(1)
The incentive plan provides for an opportunity of a cash bonus. The 2008 plan provided for a single estimated payout as target, with a maximum payout potential.  The percent of payout was based on percentage of accomplishment in each assigned category as listed below. Depending on performance, awards may range from zero to 150% of target. The management incentive compensation program for 2008 was based on “core” diluted earning per share with a maximum bonus potential of 150% of goal. For a more detailed discussion on the plan, see Performance-based Annual Cash Incentive Program. The amounts awarded under the plan were paid in early 2009 and are included in column (g) of the Summary Compensation Table.

(2)
The equity incentive plan provides for an opportunity of earning restricted shares.  The 2008 awards provided for a specific number of restricted stock shares to be earned as target, with a potential for a maximum number of restricted shares to be earned.  Depending on performance, awards may range from zero to 150% of target.  The equity incentive plan for 2008 was based on “core” diluted earnings per share with a maximum number of shares to be earned of 150% of goal.  Once earned, the restricted shares vest over a certain period of time.  For a more detailed discussion on the plan, see Long-term Equity-Based Awards.

(3)	The equity incentive plan also provides for service-based restricted shares. The 2008 awards provided a specific number of shares that vest over a 48 month period from the date of grant.

(4)
Thomas F. Prisby:  The entire incentive plan performance goal was based on “core” diluted earnings per share, which if achieved would result in a bonus of 30% of average earned salary base. The equity incentive plan performance goals were also based on “core” diluted earnings per share.  Mr. Prisby did not receive a bonus under the cash incentive plan nor did he earn any of the performance-based restricted shares because performance goals were not achieved.

(5)
Daryl D. Pomranke:  The entire incentive plan performance goal was based on “core” diluted earnings per share, which if achieved would result in a bonus of 27.5% of average earned salary base. The equity incentive plan performance goals were also based on “core” diluted earnings per share.  Mr. Pomranke did not receive a bonus under the cash incentive plan nor did he earn any of the performance-based restricted shares because performance goals were not achieved.

(6)
Charles V. Cole:  The entire incentive plan performance goal was based on “core” diluted earnings per share, which if achieved would result in a bonus of 25% of average earned salary base. The equity incentive plan performance goals were also based on “core” diluted earnings per share.  Mr. Cole did not receive a bonus under the cash incentive plan nor did he earn any of the performance-based restricted shares because performance goals were not achieved.

(7)
Dale S. Clapp:  The entire incentive plan performance goal was based on “core” diluted earnings per share, which if achieved would result in a bonus of 25% of average earned salary base. The equity incentive plan performance goals were also based on “core” diluted earnings per share.  Mr. Clapp did not receive a bonus under the cash incentive plan nor did he earn any of the performance-based restricted shares because performance goals were not achieved.

(8)
Daniel J. Zimmer:  Incentive plan performance goals were based on two components and assigned a weighted percentage: “core” diluted earnings per share (75%) and individual performance objectives (25%), which if achieved would result in a bonus of 20% of average earned salary base.  The equity incentive plan performance goals were also based on “core” diluted earnings per share.  Mr. Zimmer did not receive a bonus for the “core” earnings per share target under the incentive plan and did not earn any of the performance-based restricted shares.  Mr. Zimmer did receive 90% of his targeted bonus for his individual performance objectives achievement.

OUTSTANDING EQUITY AWARDS AT YEAR-END

The following table summarizes for each named executive officer the number of shares of our common stock subject to outstanding stock options and stock awards that were unexercised or unvested at December 31, 2008.

	Option Awards					Stock Awards
Name (a)	Number of Securities Underlying Unexercised Options (#) Exercisable (b)(1)	Number of Securities Underlying Unexercised Options (#) Unexercisable (c)	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised and Unearned Options (#) (d)	Option Exercise Price ($) (e)	Option Expiration Date (f)	Number of Shares or Units of Stock That Have Not Vested (#) (g)	Market Value of Shares or Units of Stock That Have Not Vested ($) (h)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#) (i)		Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($) (j)
Thomas F. Prisby	160,000	—	—	$10.00	4/6/2009	—	—	105	(2)	$410	(7)
	28,000	—	—	8.50	5/15/2010	—	—	11,100	(2)	43,290	(7)
	35,000	—	—	11.25	4/27/2011	—	—	—		—
	20,000	—	—	13.49	2/18/2012	—	—	—		—
	35,000	—	—	13.99	5/19/2013	—	—	—		—
	25,000	—	—	14.64	4/7/2014	—	—	—		—
	11,145	—	—	13.48	7/25/2015	—	—	—		—

Daryl D. Pomranke	—	—	—	—	—	—	—	6,600	(3)	25,740	(7)

Charles V. Cole	15,000	—	—	14.76	12/15/2013	—	—	3,000	(4)	11,700	(7)
	15,000	—	—	14.64	4/7/2014	—	—	—		—
	20,000	—	—	13.48	7/25/2015	—	—	—		—

Dale S. Clapp	—	—	—	—	—	—	—	2,100	(5)	8,190	(7)

Daniel J. Zimmer	—	—	—	—	—	—	—	2,700	(6)	10,530	(7)
____________________

(1)	All of the option awards fully vested on September 26, 2005.

(2)	Mr. Prisby’s Recognition and Retention Plan and equity incentive plan awards vest as follows: 105 on April 1, 2009; 3,663 on May 1, 2010; 3,663 on May 1, 2011; and 3,774 on May 1, 2012.

(3)	Mr. Pomranke’s equity incentive plan awards vest as follows: 2,178 on May 1, 2010; 2,178 on May 1, 2011; and 2,244 on May 1, 2012.

(4)	Mr. Cole’s equity incentive plan awards vest as follows: 990 on May 1, 2010; 990 on May 1, 2011; and 1,020 on May 1, 2012.

(5)	Mr. Clapp’s equity incentive plan awards vest as follows: 693 on May 1, 2010; 693 on May 1, 2011; and 714 on May 1, 2012.

(6)	Mr. Zimmer’s equity incentive plan awards vest as follows: 891 on May 1, 2010; 891 on May 1, 2011; and 918 on May 1, 2012.

(7)	The market value was computed by multiplying the number of shares by the closing price ($3.90) of our common stock on the last trading day of 2008.

OPTION EXERCISES AND STOCK VESTED

The following table summarizes for each named executive officer the number of shares acquired and amounts received upon exercise of options or the vesting of stock awards for 2008.

Name (a)	Option Awards		Stock Awards
	Number of Shares Acquired on Exercise (#) (b)	Value Realized on Exercise ($) (c)	Number of Shares Acquired on Vesting (#) (d)	Value Realized on Vesting ($) (e)(1)
Thomas F. Prisby	—	—	905	$13,195
Daryl D. Pomranke	—	—	—	—
Charles V. Cole	—	—	—	—
Dale S. Clapp	—	—	—	—
Daniel J. Zimmer	—	—	—	—
____________________

(1)	The amount represents the aggregate amount realized which was determined by multiplying the number of shares by the closing price of CFS stock as of the vesting date as reported by NASDAQ.

NONQUALIFIED DEFERRED COMPENSATION

The following table summarizes the amount of non-qualified deferred compensation that CFS is obligated to pay to each named executive officer, including the full amount of earnings for 2008.

Name (a)	Executive Contributions in Last FY ($) (b)	Registrant Contributions in Last FY ($) (c)	Aggregate Earnings in Last FY ($) (d)(1)	Aggregate Withdrawals / Distributions ($) (e)	Aggregate Balance at Last FYE ($) (f)(2)
Thomas F. Prisby	$—	$—	$36,164	$—	$321,907
Daryl D. Pomranke	—	—	—	—	—
Charles V. Cole	—	—	—	—	—
Dale S. Clapp	—	—	—	—	—
Daniel J. Zimmer	—	—	—	—	—
____________________

(1)
The amount reported in column (d) represents interest and dividends that were not considered to be above-market earnings or preferential dividends.  As such, this amount was not reported in column (h) of the Summary Compensation Table.

(2)	The amount shown in column (f) represents amounts accrued under the Pension SERP and ESOP SERP. Earnings include cash dividends on CFS common stock and interest for the year ended December 31, 2008 which were offset by a decrease to $3.90 in the market value of CFS common stock held at December 31, 2008 from $14.69 at December 31, 2007.

RETIREMENT BENEFITS

CFS sponsors a 401(k) plan which is a tax-qualified defined contribution benefit plan designed to provide retirement benefits for employees who have attained age 21 and have completed three months of service. The 401(k) plan allows eligible employees to contribute, subject to certain limits, a portion of their salary to the plan on a pre-tax basis. CFS matches a portion of each employee’s contributions to the plan.

CFS sponsors an ESOP which allows eligible employees to receive an allocation of CFS stock based upon a percentage of eligible compensation and cash dividends on previously allocated shares.  Employees become vested in matching contributions after completing two years of service.

The Bank maintains a non-contributory, tax-qualified defined benefit pension plan for eligible employees. The accrual of benefits under the pension plan was frozen effective March 1, 2003 and employees who otherwise became eligible for the plan after that date are not eligible to enter the plan.  Although no benefits accrue while the freeze remains in place, the freeze did not reduce the benefits accrued prior to that date.  Before the pension plan was frozen, all salaried employees age 21 or older who completed at least one year of service were eligible to participate.  The plan provided a benefit for each participant, including named executive officers, equal to 1.5% of the participant’s highest average annual compensation during any 60 consecutive calendar months multiplied by the participant’s years (and any fraction thereof) of eligible employment.  Before the pension plan was frozen, a participant became fully vested in his or her benefit after completing five years of service.  The pension plan is funded with contributions by the Bank, which are calculated on an actuarial basis; and, all pension plan assets are held in trust by the pension plan trustee.  Mr. Prisby is the only named executive officer with an accrued benefit under the pension plan.

PENSION BENEFITS

The following table sets forth, in specified years of credited service, the estimated present value of accumulated benefits under the Bank’s qualified defined benefit pension plan as supplemented by the supplemental benefit plan adopted by the Bank. The benefits under the qualified defined benefit plan were frozen in 2003.

Name (a)	Plan Name (b)	Number of Years Credited Service (#) (c)	Present Value of Accumulated Benefits ($) (d)(1)	Payments During Last Fiscal Year ($) (e)
Thomas F. Prisby	Pension Plan Pension SERP ESOP SERP	20 — —	$971,000 225,901 96,006	$	— — 23,836
Daryl D. Pomranke (2)	Pension Plan Pension SERP ESOP SERP	— — —	— — —		— — —
Charles V. Cole (2)	Pension Plan Pension SERP ESOP SERP	— — —	— — —		— — —
Dale S. Clapp (2)	Pension Plan Pension SERP ESOP SERP	— — —	— — —		— — —
Daniel J. Zimmer (2)	Pension Plan Pension SERP ESOP SERP	— — —	— — —		— — —
____________________

(1)	The present value is calculated at December 31, 2008 using the following assumptions: 50% at 7.75% discount and 50% at 5% discount.

(2)	Messrs. Pomranke, Cole, Clapp and Zimmer do not participate in the pension plan or the SERP plans.

The pension plan benefits shown in the table represent the net present value of Mr. Prisby’s accumulated pension benefits (i.e., benefits in respect to service prior to 2008). Benefits under the plan generally may be paid as a monthly annuity for the life of the participant (or the lives of the participant and their spouse) or in the form of an actuarially equivalent lump sum payment. The annual pension benefit is the product of (1) the participant’s number of years of credited benefit service, multiplied by (2) the sum of 1.5% of that portion of the participant’s covered compensation after 1998 and 2% of the participant’s covered compensation before that year. Compensation covered by the plan is the average of compensation, as limited by the Internal Revenue Code, for the five consecutive years of employment which produce the highest such average. Benefits under the plan were frozen in 2003.

The supplemental executive retirement plans, the SERP plans, provide for supplemental benefits to certain employees whose benefits under the pension plan or the ESOP are reduced by limitations imposed by the Internal Revenue Code. The supplemental benefits equal the amount of additional benefits the participants would receive if there were no income limitations imposed by the Internal Revenue Code. From time to time, our board of directors may designate the executive officers that may participate in these SERP plans. We have established irrevocable rabbi trusts with an independent financial institution to satisfy our obligations under the SERP plans. The assets of the rabbi trusts are subject to the claims of our general creditors in the event of insolvency, and the trustee must invest substantially all of the trusts’ assets in CFS common stock. Mr. Prisby is the only named executive officer currently participating in the SERP plans. Annually, at his election, the ESOP SERP benefit may be paid in a lump sum or invested in CFS common stock through the rabbi trusts established on his behalf. Mr. Prisby is fully vested in the assets held in the rabbi trusts and is entitled to distribution of his accrued benefits as provided for in the SERP plans.

EMPLOYMENT AGREEMENTS

On May 1, 2008, CFS and the Bank entered into new employment agreements with Messrs. Prisby, Pomranke and Cole. These agreements superseded existing employment agreements between CFS, the Bank and Messrs. Prisby and Cole. Under these agreements, CFS and the Bank agreed to employ Messrs. Prisby, Pomranke and Cole for a term of 36, 24 and 18 months, respectively, in each of their current respective positions. The agreements provide Messrs. Prisby, Pomranke and Cole a current base salary of $391,000, $220,000 and $186,000, respectively.

We review the employment agreements described above annually. All of the employment agreements with CFS are extended daily for successive one-day periods until CFS provides notice to the named executive officer that it does not wish to extend the employment term. The Bank agreements are reviewed each year and may be extended for no more than one additional year.

Employment under these agreements can be terminated by the named executive officer, CFS or the Bank at any time without cause.  The executives will be entitled to a cash severance amount if the executive terminates his respective employment because:

•	of the failure of CFS or the Bank to comply with any material provision of the employment agreement;

•	the employment agreement is terminated by CFS or the Bank other than for cause, disability, retirement or death; or

•	as a result of certain adverse actions which are taken with respect to the executive’s employment following a change-in-control of CFS.

Except as noted below, the cash severance amount is based upon a three-year average of the executive’s base salary, bonus and amounts allocated to them under any qualified employee benefit plan in the following amounts:

•	Thomas F. Prisby – 300% of average annual compensation

•	Daryl D. Pomranke – 200% of average annual compensation

•	Charles V. Cole – 150% of average annual compensation

In the event that any of the payments to be made under the employment agreements or otherwise upon termination of employment are deemed to constitute “excess parachute payments” within the meaning of Section 280G of the Internal Revenue Code, and the payments will cause the affected named executive officer to incur an excise tax under the Code, CFS has agreed to fully reimburse the executive for the amount of the excise tax.

A change-in-control is defined in the employment agreements to include any change-in-control of CFS that is required to be reported under the federal securities laws, as well as (i) the acquisition by any person of 20% or more of our outstanding voting securities and (ii) a change in a majority of our directors during any three-year period without the approval of at least two-thirds of our directors at the beginning of the three-year period.

Mr. Prisby’s agreement also provides that if his employment is terminated due to disability or retirement, we will provide all existing life and medical insurance coverage until he and his spouse become eligible for Medicare. If Mr. Prisby dies during the term of the agreement or following his disability or retirement, we will provide medical insurance coverage for his spouse until she is eligible for Medicare. The agreements with Messrs. Pomranke and Cole provide that each will receive medical insurance coverage for the balance of the term of their agreement if the agreement is terminated without cause by CFS.

While Messrs. Prisby, Pomranke and Cole are employed by us and for the period of time specified below, their employment agreements prohibit them (except where they are terminated without “cause” or where they terminate for “good reason”) from: (i) competing against us or any of our subsidiaries or affiliates or by becoming a director, officer, employee or consultant to a financial institution within a 50 mile radius of any present or future office of CFS or any of its subsidiaries or affiliates, (ii) soliciting any employees or any customers for the benefit of anyone other than CFS or its subsidiaries or affiliates and (iii) divulging the names of any customers.  The foregoing restrictions apply on a post-employment basis as follows: Mr. Prisby, 36 months; Mr. Pomranke, 24 months; and Mr. Cole, 18 months.  At all times while Messrs. Prisby, Pomranke and Cole are employed by us and thereafter, they are also subject to additional confidentiality and non-disparagement covenants and restrictions.

POTENTIAL PAYMENTS ON TERMINATION OR CHANGE-IN-CONTROL

The tables below reflect the amount of compensation to be paid to each of our named executive officers in the event of termination of the executive’s employment. The amount of compensation payable to each executive upon voluntary termination, early retirement, normal retirement, involuntary not-for-cause termination, for cause termination, termination following a change-in-control and in the event of disability or death of the executive is shown below. The amounts shown are presented as if the termination was effective on December 31, 2008 and includes amounts earned through that date. The amounts are estimates of what would be paid to the executives upon their termination. The actual amounts to be paid can only be determined at the time each executive separates from CFS and the Bank.

Payments Made Upon Termination

Regardless of the manner in which a named executive officer’s employment terminates, he is entitled to receive amounts earned during his term of employment. These amounts include:

•	non-equity incentive compensation earned during the year;

•	amounts contributed under the 401(k) plan;

•	unused vacation pay;

•	amounts accrued and vested through our ESOP;

•	amounts accrued and vested through our pension plan; and

•	amounts accrued and vested through our SERP Plans.

Payments Made Upon Retirement

In the event of the retirement of Messrs. Prisby, Pomranke or Cole, in addition to the items identified above, each will continue to be covered by our welfare benefits for the term specified in his employment agreement.

Payments Made Upon Death or Disability

In the event of the death or disability of a named executive officer, in addition to the benefits listed under the headings Payments Made Upon Termination and Payments Made Upon Retirement above, the executive (or his beneficiary) will receive benefits under our disability plan or payments under our life insurance plan, as appropriate.

Payments Made Upon a Change-in-Control

We have entered into employment agreements with Messrs. Prisby, Pomranke and Cole. Pursuant to these agreements, if an executive’s employment is terminated following a change-in-control (other than termination by CFS and/or the Bank for cause or by reason of death or disability) or if the executive terminates his employment in certain circumstances defined in the agreement which constitute “good reason” or due to a material breach of the agreement, in addition to the benefits listed under the heading Payments Made Upon Termination, the executive will receive the following:

•
a lump sum severance payment ranging from 150% to 300% of the sum of the executive’s average annual compensation (the average over the last three years of the executive’s base salary, cash bonuses and amounts allocated to the executive under qualified employee benefit plans of CFS);

•
for the period specified in his agreement, at our cost, continued participation in all life insurance, health and accident insurance, disability insurance and other employee benefit programs he participated in (other than stock option and stock award plans, bonuses and other compensation included in the calculation of the average annual compensation and other benefits included in the calculation of the average annual compensation);

•
if the change-in-control payments constitute a parachute payment within the meaning of Section 280G(b)(2) of the Internal Revenue Code, a gross-up payment designed to reimburse the executive for any excise taxes imposed on the payment; and

•	all stock options and stock awards held by the executive will automatically vest and become exercisable.

The following table shows the potential payments upon termination or change-in-control for Mr. Prisby.

Executive Benefits and Payments Upon Separation	Normal Retirement on 12/31/2008 (1)	Involuntary Not For Cause Termination by CFS/Bank on 12/31/2008	For Cause Termination by CFS/Bank on 12/31/2008	Good Reason Termination by Executive Following Change-in-Control on 12/31/2008	Disability on 12/31/2008	Death on 12/31/2008
Compensation:
Incentive compensation	$—	$—	$—	$—	$—	$—
Stock options	—	—	—	—	—	—

Benefits & Perquisites:
Stock awards (2)	410	—	—	43,700	43,700	43,700
Savings plan – 401(k) (3)	528,454	528,454	528,454	528,454	528,454	528,454
Retirement plans – pension (4)	971,000	971,000	971,000	971,000	971,000	886,812
Retirement plans – ESOP (5)	113,560	113,560	113,560	113,560	113,560	113,560
SERP plans (6)	321,907	321,907	321,907	321,907	321,907	321,907
Healthcare benefits (7)	19,080	19,080	—	19,080	19,080	7,938
Disability income (8)	—	—	—	—	179,053	—
Life insurance benefits (9)	546	546	—	546	546	260,000
Excise tax & gross-up	—	—	—	—	—	—
Cash severance	—	1,305,375	—	1,305,375	—	—
Accrued vacation pay	—	—	—	—	—	—
____________________

(1)
For purposes of normal retirement, Mr. Prisby has reached normal retirement age as defined under his employment agreements and each benefit plan except as defined under the Equity Incentive Plan which is age 72.

(2)	Reflects the value of all restricted stock shares that would vest.

(3)	Reflects the value of Mr. Prisby’s 401(k) plan.

(4)	Reflects the present value of accumulated benefits under our pension plan; except the amount reflected under the heading “Death”, which represents the active service death benefit under the plan.

(5)	Reflects the value of Mr. Prisby’s ESOP allocations.

(6)	Reflects the value of rabbi trusts established to fund our obligations under our ESOP SERP and Pension SERP.

(7)	Reflects the estimated cost of all future premiums which will be paid on behalf of Mr. Prisby under our healthcare plans.

(8)
Reflects the estimated cost of all future premiums which will be paid on behalf of Mr. Prisby under our disability plan; except the amount reflected under the heading “Disability”, which represents the estimated present value of all future payments Mr. Prisby would be entitled to receive under our disability program. Mr. Prisby would be entitled to receive $10,000 per month for 18 months.

(9)
Reflects the estimated cost of all future premiums which will be paid on behalf of Mr. Prisby under a life insurance plan; except the amount reflected under the heading “Death”, which represents the estimated present value of the proceeds payable to Mr. Prisby’s beneficiaries upon his death.

The following table shows the potential payments upon termination or change-in-control for Mr. Pomranke.

Executive Benefits and Payments Upon Separation	Voluntary Termination on 12/31/2008	Early Retirement on 12/31/2008 (1)	Normal Retirement on 12/31/2008 (1)	Involuntary Not For Cause Termination by CFS/Bank on 12/31/2008	For Cause Termination by CFS/Bank on 12/31/2008	Good Reason Termination by Executive Following Change-in- Control on 12/31/2008	Disability on 12/31/2008	Death on 12/31/2008
Compensation:
Incentive plan	$—	$—	$—	$—	$—	$—	$—	$—
Stock options	—	—	—	—	—	—	—	—

Benefits & Perquisites:
Stock awards (2)	—	—	—	—	—	25,740	25,740	25,740
Savings plan – 401(k) (3)	10,409	—	—	10,409	10,409	10,409	10,409	10,409
Retirement plans – pension	—	—	—	—	—	—	—	—
Retirement plans – ESOP (4)	—	—	—	—	—	—	—	—
SERP plans	—	—	—	—	—	—	—	—
Healthcare benefits (5)	—	—	—	25,440	—	25,440	25,440	10,584
Disability income (6)	—	—	—	792	—	792	1,570,334	—
Life insurance benefits (7)	—	—	—	732	—	732	732	229,000
Excise tax & gross-up	—	—	—	—	—	—	—	—
Cash severance	—	—	—	430,052	—	430,052	—	—
Accrued vacation pay	—	—	—	—	—	—	—	—
____________________

(1)	Mr. Pomranke has not met early or normal retirement eligibility requirements.

(2)	Reflects the value of restricted shares that would vest.

(3)	Reflects the value of Mr. Pomranke’s 401(k) plan; Mr. Pomranke is not yet vested in CFS’ match.

(4)	Reflects the value of Mr. Pomranke’s ESOP allocation; Mr. Pomranke is not yet vested in the ESOP plan.

(5)	Reflects the estimated cost of all future premiums which will be paid on behalf of Mr. Pomranke under our healthcare plans.

(6)
Reflects the estimated cost of all future premiums which will be paid on behalf of Mr. Pomranke under our disability plan; except the amount reflected under the heading “Disability”, which represents the estimated present value of all future payments Mr. Pomranke would be entitled to receive under our disability program. Mr. Pomranke would be entitled to receive $10,000 per month until he reaches age 65.

(7)
Reflects the estimated cost of all future premiums which will be paid on behalf of Mr. Pomranke under a life insurance plan; except the amount reflected under the heading “Death”, which represents the estimated present value of the proceeds payable to Mr. Pomranke’s beneficiaries upon his death.

The following table shows the potential payments upon termination or change-in-control for Mr. Cole.

Executive Benefits and Payments Upon Separation	Voluntary Termination on 12/31/2008	Early Retirement on 12/31/2008 (1)	Normal Retirement on 12/31/2008 (1)	Involuntary Not For Cause Termination by CFS/Bank on 12/31/2008	For Cause Termination by CFS/Bank on 12/31/2008	Good Reason Termination by Executive Following Change-in- Control on 12/31/2008	Disability on 12/31/2008	Death on 12/31/2008
Compensation:
Incentive plan	$—	$—	$—	$—	$—	$—	$—	$—
Stock options	—	—	—	—	—	—	—	—

Benefits & Perquisites:
Stock awards (2)	—	—	—	—	—	11,700	11,700	11,700
Savings plan – 401(k) (3)	68,066	—	—	68,066	68,066	68,066	68,066	68,066
Retirement plans – pension	—	—	—	—	—	—	—	—
Retirement plans - ESOP (4)	36,589	—	—	36,589	36,589	36,589	36,589	36,589
SERP plans	—	—	—	—	—	—	—	—
Healthcare benefits (5)	—	—	—	19,080	—	19,080	19,080	7,938
Disability income (6)	—	—	—	594	—	594	1,635,709	—
Life Insurance benefits (7)	—	—	—	509	—	509	509	212,000
Excise tax & gross-up	—	—	—	—	—	—	—	—
Cash severance	—	—	—	332,859	—	332,859	—	—
Accrued vacation pay	—	—	—	—	—	—	—	—
____________________

(1)	Mr. Cole has not met early or normal retirement eligibility requirements.

(2)	Reflects the value of restricted shares that would vest.

(3)	Reflects the value of Mr. Cole’s 401(k) plan.

(4)	Reflects the value of Mr. Cole’s ESOP allocations.

(5)	Reflects the estimated cost of all future premiums which will be paid on behalf of Mr. Cole under our healthcare plans.

(6)
Reflects the estimated cost of all future premiums which will be paid on behalf of Mr. Cole under our disability plan; except the amount reflected under the heading “Disability”, which represents the estimated present value of all future payments Mr. Cole would be entitled to receive under our disability program. Mr. Cole would be entitled to receive $10,000 per month until he reaches age 65.

(7)	Reflects the estimated cost of all future premiums which will be paid on behalf of Mr. Cole under a life insurance plan; except the amount reflected under the heading “Death”, which represents the estimated present value of the proceeds payable to Mr. Cole’s beneficiaries upon his death.

The following table shows the potential payments upon termination or change-in-control for Mr. Clapp.

Executive Benefits and Payments Upon Separation	Voluntary Termination on 12/31/2008	Early Retirement on 12/31/2008 (1)	Normal Retirement on 12/31/2008 (1)	Involuntary Not For Cause Termination by Bank on 12/31/2008	For Cause Termination by Bank on 12/31/2008	Good Reason Termination by Executive Following Change-in- Control on 12/31/2008	Disability on 12/31/2008	Death on 12/31/2008
Compensation:
Incentive compensation	$—	$—	$—	$—	$—	$—	$—	$—
Stock options	—	—	—	—	—	—	—	—

Benefits & Perquisites:
Stock awards (2)	—	—	—	—	—	8,190	8,190	8,190
Savings plan – 401(k) (3)	2,854	—	—	2,854	2,854	2,854	2,854	2,854
Retirement plans – pension	—	—	—	—	—	—	—	—
Retirement plans – ESOP	—	—	—	—	—	—	—	—
SERP plans	—	—	—	—	—	—	—	—
Healthcare benefits	—	—	—	—	—	—	—	—
Disability income (4)	—	—	—	—	—	—	1,443,371	—
Life insurance benefits (5)	—	—	—	—	—	—	—	153,000
Excise tax & gross-up	—	—	—	—	—	—	—	—
Cash severance	—	—	—	—	—	—	—	—
Accrued vacation pay	—	—	—	—	—	—	—	—
____________________

(1)	Mr. Clapp has not met early or normal retirement eligibility requirements.

(2)	Reflects the value of restricted shares that would vest.

(3)	Reflects the value of Mr. Clapp’s 401(k) plan; Mr. Clapp is not yet vested in CFS’ match.

(4)
Reflects the estimated present value of all future payments Mr. Clapp would be entitled to receive under our disability program. Mr. Clapp would be entitled to receive $8,494 per month until he reaches age 65.

(5)	Reflects the estimated present value of the proceeds payable under a life insurance plan to Mr. Clapp’s beneficiaries upon his death.

The following table shows the potential payments upon termination or change-of-control for Mr. Zimmer.

Executive Benefits and Payments Upon Separation	Voluntary Termination on 12/31/2008	Early Retirement on 12/31/2008 (1)	Normal Retirement on 12/31/2008 (1)	Involuntary Not For Cause Termination by Bank on 12/31/2008	For Cause Termination by Bank on 12/31/2008	Involuntary for Good Reason Termination (Change-in- Control) on 12/31/2008	Disability on 12/31/2008	Death on 12/31/2008
Compensation:
Incentive compensation	$5,630	$—	$—	$—	$—	$—	$5,630	$5,630
Stock options	—	—	—	—	—	—	—	—

Benefits & Perquisites:
Stock awards (2)	—	—	—	—	—	10,530	10,530	10,530
Savings plan – 401(k) (3)	56,887	—	—	56,887	56,887	56,887	56,887	56,887
Retirement plans – pension	—	—	—	—	—	—	—	—
Retirement plans – ESOP(3)	—	—	—	—	—	—	—	—
SERP plans	—	—	—	—	—	—	—	—
Healthcare benefits	—	—	—	—	—	—	—	—
Disability income (4)	—	—	—	—	—	—	1,310,570	—
Life insurance benefits (5)	—	—	—	—	—	—	—	135,000
Excise tax & gross-up	—	—	—	—	—	—	—	—
Cash severance	—	—	—	—	—	—	—	—
Accrued vacation pay	—	—	—	—	—	—	—	—
____________________

(1)	Mr. Zimmer has not met early or normal retirement eligibility requirements.

(2)	Reflects the value of restricted stock that would vest.

(3)	Reflects the value of Mr. Zimmer’s 401(k) plan; Mr. Zimmer is not yet vested in CFS’ match.

(4)
Reflects the estimated present value of all future payments which Mr. Zimmer would be entitled to receive under our disability program. Mr. Zimmer would be entitled to receive $7,489 per month until he reaches age 65.

(5)	Reflects the estimated present value of the proceeds payable under a life insurance plan to Mr. Zimmer’s beneficiaries upon his death.

DIRECTOR COMPENSATION

We pay our directors who are not CFS employees an annual retainer of $6,000 for service on our board of directors and $20,000 for service on the Bank’s board of directors. We also pay members of the compensation committee $550 per committee meeting attended; the compensation committee chairman receives an additional $100 per meeting that he presides over. We pay audit committee members $750 per committee meeting attended; the audit committee chairman receives an additional $250 per meeting that he presides over. Corporate governance and nominating committee members receive $200 per meeting attended. Directors attending executive committee meetings receive $200 per meeting attended. Asset liability management committee members receive $400 per committee meeting attended. Occasionally, committee members may receive smaller stipends for abbreviated committee meetings at the discretion of the respective committee’s chairman.

Mr. Prisby, our chairman of the board, is not compensated for attending any meetings of the board of directors. Director compensation is subject to periodic adjustment by the board of directors. All members of our board of directors also serve as members of the Bank’s board of directors.

DIRECTOR COMPENSATION TABLE

The following table details the compensation earned by each non-employee director of CFS, either from CFS or the Bank, during 2008.

Name (a)	Fees Earned or Paid in Cash ($) (b)	Stock Awards ($) (c)(1)	Option Awards ($) (d)	Non-Equity Incentive Plan Compensation ($) (e)	Change in Pension Value and Nonqualified Deferred Compensation Earnings (f)(2)	All Other Compensation ($) (g)(3)	Total ($) (h)
Gregory W. Blaine	$31,050	$2,602	$—	$—	$—	$—	$33,652
Gene Diamond	29,250	2,602	—	—	—	—	31,852
Frank D. Lester	29,050	5,362	—	—	(29,752)	1,856	6,516
Robert R. Ross	33,513	2,602	—	—	—	—	36,115
Joyce M. Simon	32,613	2,602	—	—	(41,712)	—	(6,497)
____________________

(1)
The amount shown in column (c) represents the dollar amount recognized for financial statement reporting purposes in accordance with SFAS 123R for the awards under our Recognition and Retention Plan granted prior to 2008 and awards granted during 2008 under our Equity Incentive Plan.  During 2008, each director was awarded 2,000 shares of service-based restricted stock which vests 33% on May 1, 2010, 33% on May 1, 2011 and 34% on May 1, 2012.

(2)
The amounts shown in column (f) represent all earnings from dividends and interest as well as changes in the market value of CFS common stock held in the rabbi trusts under the director’s deferred compensation plan.

(3)	The amounts shown in column (g) represent the accumulated dividends earned on the Recognition and Retention Plan shares that vested in 2008.

The following table presents the number of shares of common stock subject to outstanding options that were unexercised or unvested at December 31, 2008 for each director.

Name (a)	Number of Securities Underlying Unexercised Options Exercisable (#) (b)	Average Option Exercise Price (c)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#) (e)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($) (f)(1)
Gregory W. Blaine	32,000	$12.19	2,000	$7,800
Gene Diamond	32,000	12.19	2,000	7,800
Frank D. Lester	27,000	12.92	2,000	7,800
Robert R. Ross	16,000	14.35	2,000	7,800
Joyce M. Simon	16,000	14.35	2,000	7,800
____________________

(1)	The market value was computed by multiplying the number of shares awarded under our equity incentive plan by the closing price ($3.90) of our common stock on the last trading day of 2008.

DIRECTORS’ DEFERRED COMPENSATION PLAN

All non-employee directors may choose to defer some or all of their annual compensation and receive the amounts due to them following retirement as a director. The deferred amounts are placed in rabbi trusts established by CFS to fund its obligations under the plan. All trust assets are primarily invested in CFS common stock but remain subject to the claims of our general creditors.

SHAREHOLDER PROPOSALS AND NOMINATIONS

SUBMISSION OF SHAREHOLDER PROPOSALS OR DIRECTOR NOMINATIONS FOR THE NEXT ANNUAL MEETING

Our 2010 annual meeting of shareholders is scheduled to be held on April 27, 2010. That date is subject to change. If you intend to present a proposal at the 2010 annual meeting, and you wish to have the proposal included in the proxy statement for that meeting, you must submit the proposal in writing to our Corporate Secretary at 707 Ridge Road, Munster, Indiana 46321. Our Corporate Secretary must receive this proposal no later than November 17, 2009. Any such proposal would be subject to Rule 14a-8 under the Securities Exchange Act of 1934.

If you want to present a proposal at the 2010 annual meeting, without including the proposal in the proxy statement, you must provide written notice to our Corporate Secretary at the address given above. Our Corporate Secretary must receive this notice no later than November 17, 2009. Director nominations may be made at the annual meeting of shareholders only by or at the direction of the board of directors or by any shareholder entitled to vote at the meeting who has complied provided written notice to our Corporate Secretary by November 17, 2009.  All notices must comply with the notice requirements set forth in our by-laws.  Copies of our by-laws are available to our shareholders free of charge upon request to our Corporate Secretary.

Each notice of a proposal must include, among other information described in our by-laws, the following:

•	a description of the matter to be brought before the meeting;

•	your name, address, the class and number of shares of CFS common stock you own; and

•	any material interest you may have in the proposal.

Each notice of a nomination must include, among other information described in our by-laws, the following:

•	your name, address, the class and number of shares of CFS common stock you own;

•	the name, age, business address, residential address and principal occupation of the nominee;

•	the number of shares beneficially owned by the nominee;

•	the nominee’s consent to be elected and to serve; and

•	information that would be required to be disclosed in the solicitation of proxies for the election of directors under the federal securities laws.

CFS may require any nominee to furnish any other information, within reason, that may be needed to determine the eligibility of the nominee.

For the Board of Directors,

Monica F. Sullivan
Vice President - Corporate Secretary

Munster, Indiana
March 16, 2009

CFS BANCORP, INC. ATTN: MONICA SULLIVAN P.O. BOX 9129 HIGHLAND, IN 46322
VOTE BY INTERNET – www.proxyvote.com
Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date.  Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS
If you would like to reduce the costs incurred by CFS Bancorp, Inc. in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet.  To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

VOTE BY PHONE – 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date.  Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to CFS Bancorp, Inc., c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK:                                                                                                 CFSBA1                    KEEP THIS PORTION FOR YOUR RECORDS
DETACH AND RETURN THIS PORTION ONLY THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

CFS BANCORP, INC.
The Board of Directors recommends that you vote FOR the election of the nominee listed below and FOR the proposal to ratify the appointment of BKD, LLP as the Company’s independent registered public accounting firm.
Vote on Director
					For All	Withhold All	For All Except	To withhold authority to vote for any individual nominee(s), mark “For All Except” and write the number(s) of the nominee(s) on the line below.
1. Election of Director
Nominee for a three-year term expiring in 2012							
and until his successor is elected and qualified:
01) Gene Diamond

Vote On Proposal									For	Against	Abstain
2. Proposal to ratify the appointment of BKD, LLP as independent registered public accounting firm for the Company for the year ending December 31, 2009.											

In their discretion, the proxies are authorized to vote upon such other business as may properly come before the Annual Meeting.  As of March 16, 2009, the Board of Directors know of no other business to be presented at the Annual Meeting.

Please sign this Proxy exactly as your name(s) appear(s) on the stock certificate.  When shares of the Company are held by joint tenants, both tenants should sign.  When signing this Proxy as attorney, executor, administrator, trustee, or guardian, please give the full title of such.  If the shares are owned by a corporation, please sign the Proxy using the full corporate name, by the President or other authorized officer.  If a partnership or other entity owns the shares, please have an authorized person sign on behalf of the partnership of other entity.

For address changes and/or comments, please check this box and write them on the back where indicated.				

Please indicate if you plan to attend this meeting.			
		Yes	No

Signature (PLEASE SIGN WITHIN BOX)	Date				Signature (Joint Owners)			Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:
The Notice and Proxy Statement and Annual Report are available at www.proxyvote.com.

CFSBA2

REVOCABLE PROXY

CFS BANCORP, INC.

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF CFS BANCORP, INC. FOR USE ONLY AT THE ANNUAL MEETING OF SHAREHOLDERS TO BE HELD ON TUESDAY, APRIL 28, 2009 AND AT ANY ADJOURNMENT THEREOF.

The undersigned hereby appoints the Board of Directors of CFS Bancorp, Inc. (“Company”) or any successors thereto, as proxies, with full power of substitution, to represent and vote, as designated on the reverse side, all shares of common stock of the Company held of record by the undersigned on March 6, 2009 at the Annual Meeting of Shareholders to be held at the Center for Visual and Performing Arts, located at 1040 Ridge Road, Munster, Indiana, on Tuesday, April 28, 2009 at 10:00 a.m.  Central Time and at any adjournment thereof.  This proxy card also provides voting instructions for shares of common stock that you may hold in a Company benefit plan.

This Proxy will be voted as directed, but if the proxy card is returned and properly signed and no instructions are specified, this Proxy will be voted FOR the election of the Board of Directors’ nominee to the Board of Directors, and FOR the proposal to ratify the appointment of BKD, LLP as the Company’s independent registered public accounting firm, and otherwise at the discretion of the proxy holders.  If you do not return this card, these shares will not be voted.  You may revoke this proxy any time prior to the time it is voted at the Annual Meeting.

The undersigned hereby acknowledges receipt of the Notice of the Annual Meeting of Shareholders of CFS Bancorp, Inc. called for April 28, 2009, the accompanying Proxy Statement, and Annual Report on Form 10-K prior to the signing of this Proxy.

Address Changes/Comments:

(If you noted any Address Changes/Comments above, please mark corresponding box on the reverse side.)